UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under § 240.14a-12

AMERICAN AIRLINES GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 1, 2017

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2017 Annual Meeting of Stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 14, 2017 at 9:00 a.m. local time. The attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted and procedures for voting at the meeting.

It is important that your shares be represented at the Annual Meeting and, whether or not you plan to attend the Annual Meeting in person, we request that you vote in advance on the matters to be presented at the meeting. If you are a stockholder of record, you can do this by telephone or over the Internet as directed by the instructions provided in the proxy materials or, if you received our proxy materials by mail, by completing, dating, signing and returning the enclosed proxy card. If your shares are held in “street name” by a broker, banker or other nominee, we request that you direct your broker, bank or other nominee how to vote your shares by returning a voting instruction form in accordance with the instructions provided by your broker, bank or other nominee. Of course, voting in advance does not prevent you from attending the Annual Meeting and voting your shares in person. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your vote at the meeting. However, if you are a “street name” holder and want to vote in person at the Annual Meeting, you will need to obtain proof of ownership as of April 17, 2017 and a proxy to vote the shares from your broker, bank or other nominee.

If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials electronically, you will need to bring evidence of your share ownership to the meeting. If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials by mail, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each such stockholder of record. If you are a stockholder planning to attend the Annual Meeting and you hold your shares in a brokerage account or otherwise through a third party in “street name,” please ask the broker, bank or other nominee that holds your shares to provide you with evidence of your share ownership. Please be sure to bring evidence of your share ownership or the admission ticket to the meeting.

Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.amstock.com) and (1) clicking Client Login, then Shareholders & Investors, then Manage My Accounts, then select the type of Account—US Shareholder or Non Shareholder, then Login to Transact, (2) entering the information required to gain access to your account, and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

Sincerely,

W. Douglas Parker
Chairman of the Board of Directors and Chief Executive Officer

The accompanying Proxy Statement is dated May 1, 2017, and is first being released to stockholders of American Airlines Group Inc. on or about May 1, 2017.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: Wednesday, June 14, 2017 9:00 a.m., local time PLACE: Latham & Watkins LLP 885 Third Avenue New York, New York 10022 RECORD DATE: April 17, 2017	MEETING AGENDA
	1	A proposal to elect 13 directors to serve until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified
	2	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017
	3	A proposal to consider and approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement (“say-on-pay”)
	4	A proposal to consider and approve, on a non-binding, advisory basis, the frequency of the advisory vote to approve executive compensation (“say-on-pay frequency”)
	5	One stockholder proposal regarding an independent Board Chairman, if properly presented
	6	Such other business as properly may come before the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournments or postponements of the Annual Meeting

Vote in advance of the meeting	Vote in person at the meeting

Vote your shares at www.proxyvote.com.	See page 4—“Requirements to Attend Annual Meeting” for details on admission requirements to attend the Annual Meeting.
Call toll-free number 1-800-690-6903
Sign, date and return the enclosed proxy card or voting instruction form.
Internet and telephone voting procedures are described on page 5 of the Proxy Statement and on the proxy card.

    Important notice regarding the availability of proxy materials for the Annual Meeting:

    Our 2016 Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors of American Airlines Group Inc.,

Caroline B. Ray
Corporate Secretary

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE

ENCOURAGE YOU TO VOTE BY SUBMITTING A PROXY OR VOTING INSTRUCTIONS PROMPTLY.

PROXY STATEMENT

American Airlines Group	PROXY STATEMENT	i

ii	PROXY STATEMENT	American Airlines Group

PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2017 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2016 that accompanies this proxy statement before voting.

2017 Annual Meeting of Stockholders

Date and Time:	Wednesday, June 14, 2017 at 9:00 a.m., local time

Location:	Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022

Record Date:	April 17, 2017

Proxy Mail Date:	On or about May 1, 2017.

Voting Matters and Board Recommendations

Matter	Board Recommendation
Election of Directors (page 7)	FOR each Director Nominee
Ratification of Public Accounting Firm (page 17)	FOR
Say-on-Pay (page 18)	FOR
Say-on-Pay Frequency (page 20)	FOR
Stockholder Proposal (page 21)	AGAINST

2016 In Review

The American Airlines team again produced outstanding results in 2016. Air Transport World named American as its 2017 Airline of the Year, citing our 2016 performance, the team’s integration work, operational and customer service improvements and the significant investments we are making in our product. This recognition is entirely due to the great work of our approximately 120,000 team members. Some of our major accomplishments in 2016 are listed below.

2016 financial performance.

•	We realized pre-tax profit of $4.3 billion, or $5.1 billion excluding net special charges. That was the second-best year in American Airlines history, second only to 2015. See Annex A for a reconciliation of pre-tax profit excluding net special charges, a non-GAAP measure.

•	We paid total cash dividends of $224 million ($0.10 per share per quarter) and returned $4.4 billion to our stockholders through our share repurchase programs. Since the programs began in July 2014 through March 31, 2017, we have returned more than $10.2 billion to our stockholders through share repurchases and dividends.

We invested in our people.

•	We instituted a profit sharing program across all of our workgroups that pays 5% of our pre-tax profit excluding special items and paid $314 million under the program in early 2017.

•	We reached interim pay agreements with the TWU-IAM Association to provide pay increases for our mainline maintenance and fleet service personnel as we continue negotiations for a joint collective bargaining agreement (“JCBA”). Additionally, we reached ratified five-year JCBAs for our dispatchers, flight crew training instructors, simulator pilot instructors and flight simulator engineers.

•	We announced industry-leading pay packages for pilots at our wholly-owned regional airlines Envoy, PSA and Piedmont in order to attract and retain the best pilots. As a result, we doubled both the first-year total compensation for new regional pilots and the monthly rate of hiring for pilots at those airlines.

•	We invested over $20 million to provide capability building opportunities to over 18,000 team members and leaders in the important areas of leadership development, enhanced customer service, and teamwork.

We invested in our products and our operations.

•	We invested approximately $4.4 billion in new aircraft, including 55 new mainline and 42 new regional aircraft, and retired 71 mainline and 41 regional aircraft. As a result of our ongoing fleet renewal program, we have the youngest fleet of the major U.S. network carriers. With these new deliveries, our mainline average age has dropped to approximately ten years, further widening the age gap between American and our peers.

•	We hired additional personnel and invested in new equipment and technology to support our operations. In the fourth quarter of 2016, we achieved our best monthly completion factor, on-time performance and baggage handling performance since the Merger.

American Airlines Group	PROXY STATEMENT	1

•	We redesigned our AAdvantage® loyalty program to award mileage credits based on the price of tickets purchased, enabling elite members to earn even more miles based on their status level. During 2016, the AAdvantage® program was named Best Elite Program in the Americas by the Freddie Awards.

•	We became the first U.S. carrier to introduce Premium Economy, a new class of service on international flights with more legroom, wider seats and enhanced meal service and amenity kits. Premium Economy debuted on our new Boeing 787-9s and we will expand it to most other international wide-body aircraft by the end of next year.

•	We made several other customer experience improvements, including the reintroduction of free snacks in the main cabin, the launch of complimentary in-flight entertainment and the redesign and upgrade of many Admirals Club lounges. We also continued to expand lie-flat Business Class seats on our international fleet and announced plans to install fast, satellite-based Internet connectivity on hundreds of aircraft.

•	In March 2017, we agreed to make a $200 million equity investment in China Southern Airlines, the largest airline in China, creating a strong foundation for a long-term relationship between two of the world’s biggest carriers.

We made tremendous progress in integrating our airline.

•	We integrated all mainline pilots and our mainline fleet into a single scheduling system, allowing us to schedule pilots and aircraft seamlessly across the network.

Corporate social responsibility.

•	American received, for the 16th consecutive year, the highest possible ranking by the Human Rights Campaign in the 2017 Corporate Equality Index, a nationally recognized benchmark of America’s top workplaces for inclusion of LGBT employees.

•	American Airlines employees participated in more than 19,000 volunteer events in their communities, contributing more than 125,000 hours of volunteer time in the communities where they live and where American provides service. In addition, as part of the Company’s Flights for 50 awards program, American employees donated more than 20 million frequent flier miles to nonprofit organizations in their communities.

•	The Environmental Protection Agency announced American is now ranked 45th on their Fortune 500 list of the largest green power users.

Our Commitment to Stockholder Engagement and Governance

We welcome and value communication with our stockholders. Over the past year, we engaged with our stockholders and in response to that engagement we codified our existing practices regarding the authority and role of the Lead Independent Director to enhance transparency and ensure that the appropriate balance of authority, already characteristic of our governance practices, is memorialized in our governing documents. We also amended our bylaws to allow for the selection of the Lead Independent Director by only the independent directors of the Board. The Company’s robust Lead Independent Director role promotes active and independent oversight of management by the Board and ensures that the Board maintains accountability to our stockholders.

The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:

Our Governance Best Practices

✓    Annual Board elections

✓    Majority voting standard

✓    12 of 13 director nominees are independent

✓    Robust Lead Independent Director role with responsibilities that comport with leading governance practices

✓    Routine review of Board leadership structure

✓    Regular executive sessions held without management present

✓    Stockholder right to proxy access

✓    Annual Board, committee and director evaluations

✓    Annual review of Board and committee composition

✓    All members of the Audit Committee are designated financial experts

✓    Diverse Board

✓    Significant stock ownership requirements for directors and senior vice presidents and above

✓    Comprehensive risk management with Board and committee oversight

✓    Commitment to corporate social responsibility

Executive Compensation—How We Link Pay and Performance

Our CEO has demonstrated his commitment to fair pay, paying for performance and aligning executive interests with that of our stockholders, including initiating the following exceptional actions with respect to his compensation.

•	In 2014, because many of our represented employees were not yet paid at the same rates as their peers at Delta and United, Mr. Parker’s 2014 total target direct compensation was set significantly below the average for his peers at Delta and United. Mr. Parker’s 2016 total target direct compensation remains at approximately 22% below his peers at Delta and United (using the most recent publicly available data).

•

Beginning in May 2015, at Mr. Parker’s request, our Compensation Committee determined to provide 100% of his direct compensation in the form of equity incentives in lieu of base salary and annual cash incentive compensation. That helped the

2	PROXY STATEMENT	American Airlines Group

Compensation Committee advance its commitment to paying for performance and further aligned Mr. Parker’s interests with that of our stockholders.

•	Also at his request, in 2016, our Compensation Committee agreed to eliminate Mr. Parker’s employment agreement so that he is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of that employment agreement.

Our executive compensation programs are designed to be performance-based and link our executives’ pay opportunity to the execution of Company strategies and to enhance the interests of our stockholders.

•	Our other named executive officers’ total compensation packages are heavily weighted towards variable cash awards and long-term equity incentives.

•	Our annual cash incentive program is based on pre-established pre-tax income targets (excluding special items).

•	Our 2016 equity incentive program for our named executive officers incorporated both performance- and time-vesting components, with the performance-vesting component weighted at least 50% by value, in order to further align management and stockholder interests. The performance-vesting component consisted of restricted stock units that will be earned, if at all, not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin excluding special items as compared to that of a pre-defined group of airlines. We believe a relative pre-tax income margin maintains a focus on profitability and operating efficiency and is an effective measure of relative financial performance in our industry.

•	For 2017 awards, the Compensation Committee has incorporated a three-year relative total stockholder return (TSR) modifier into the performance-vesting component of the restricted stock units in addition to the relative three-year pre-tax income margin measure. We believe that adjusting performance achievement positively or negatively based on relative TSR demonstrates our commitment to generating returns for our stockholders and will further align management with stockholder interests.

•	In April 2017, at their request, all of the executive officers who were party to change in control and severance benefit agreements voluntarily terminated their agreements. As a result, none of our executive officers are now contractually entitled to any cash severance or continued health benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by any named executive officer under Section 4999 of the Internal Revenue Code.

We are committed to compensation governance best practices.

What We Do	What We Do NOT Do

✓    ClawbackPolicy for all incentive compensation paid to our executive officers, including payouts under our cash incentive programs and all equity awards.

✓    StockOwnership Guidelines that further align our executive officers’ long-term interests with those of our stockholders.

✓     IndependentCompensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓    AnnualCompensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk to the Company.

✓    EquityAward Grant Policy that establishes objective, standardized criteria for the timing of equity awards granted to our employees.

✓    TallySheet Review. We conduct a comprehensive overview of all compensation, including a historical overview of total compensation targets and actual payouts as well as current vested and unvested stock holdings.

✓    At-WillEmployment. Our executive officers are all at-will employees and none of our executive officers have an employment agreement.

×      NoSeverance or Change in Control Agreements. None of our executive officers have a severance or change in control agreement.

×      NoExcessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer’s compensation. We do not provide company cars, personal club memberships, home security protection, private jet travel for personal use or protection on home sale loss in a relocation.

×      NoGuaranteed Bonuses. Our executive officers’ bonuses are performance-based and 100% at risk.

×      NoActive Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

×      NoHedging or Pledging. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

×      NoExcise Tax Gross-Ups. We do not provide any executive officer with any tax gross-ups to cover excise taxes in connection with a change in control.

×     NoPayouts of Dividends accrued on unvested awards unless and until the award’s vesting conditions are satisfied.

American Airlines Group	PROXY STATEMENT	3

THE MEETING

Purpose, Place, Date and Time

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of that meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 14, 2017 at 9:00 a.m., local time, for the purposes described in the accompanying Notice of Annual Meeting.

The approximate date on which we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxyvote.com, is May 1, 2017.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” refer to American Airlines Group Inc. and its consolidated subsidiaries. “AAG” refers to American Airlines Group Inc., “American” refers to AAG’s wholly-owned subsidiary American Airlines, Inc., “US Airways Group” refers to US Airways Group, Inc., a former wholly-owned subsidiary of AAG which merged with and into AAG on December 30, 2015, and “US Airways” refers to US Airways, Inc., a former wholly-owned subsidiary of US Airways Group which merged with and into American on December 30, 2015. The “Merger” refers to the merger of AMR Merger Sub, Inc., a wholly-owned subsidiary of AMR Corporation, with and into US Airways Group on December 9, 2013. AMR Corporation was renamed American Airlines Group Inc. upon the closing of the Merger; references to “AMR” in this Proxy Statement mean AAG prior to the closing of the Merger.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on April 17, 2017 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 493,637,491 shares of our common stock, $0.01 par value per share (“Common Stock”), outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. As of the record date, approximately 25.2 million of the issued and outstanding shares of Common Stock were held in the Disputed Claims Reserve established in accordance with Section 7.3 of AMR’s fourth amended joint plan of reorganization (as amended, the “Bankruptcy Plan”). Pursuant to Section 7.3(c) of the Bankruptcy Plan, the shares held in the Disputed Claims Reserve will be voted by the disbursing agent holding these shares proportionally in the same manner as the other outstanding shares of Common Stock are voted.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 4333 Amon Carter Blvd., Fort Worth, Texas 76155. The stockholder list will also be available at the Annual Meeting for examination by any stockholder present at the Annual Meeting.

Your vote is very important. You are encouraged to vote as soon as possible.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on June 14, 2017

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

Requirements to Attend Annual Meeting

Stockholders who attend the Annual Meeting must check in at the registration desk in the lobby of the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022. At check-in, you must provide:

•	an admission ticket or other proof of ownership of our stock as of April 17, 2017 that is acceptable to us; and

•	valid government-issued picture identification.

You can find your admission ticket on your proxy card or with your voting instruction form. A copy of a statement from your broker showing your stock ownership is an acceptable form of proof of ownership. A driver’s license or passport is an acceptable form of government-issued picture identification. If you fail to provide the required admission ticket or proof of ownership and valid government-issued picture identification, you will not be admitted to the Annual Meeting.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting.

If your shares are held by a broker, bank or other nominee in “street name” and you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We believe that Proposal 2 is routine and that Proposals

4	PROXY STATEMENT	American Airlines Group

1, 3, 4 and 5 are non-discretionary. If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is explained below.

Vote Required to Approve Each Proposal

With respect to Proposal 1 (Election of Directors), our Second Amended and Restated Bylaws (the “Bylaws”) provide that in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes are not considered votes cast “FOR” or “AGAINST” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his or her resignation to the Board of Directors in accordance with the policy adopted by the Board of Directors. Within approximately 90 days after certification of the election results of the stockholder vote, our Corporate Governance and Nominating Committee (or other committee as directed by the Board of Directors) will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Approval of Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), Proposal 3 (Advisory Vote to Approve Executive Compensation), Proposal 4 (Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation) and Proposal 5 (Stockholder Proposal Regarding Independent Board Chairman) will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against each proposal. Brokers do not have discretionary authority and are not entitled to vote on Proposals 3 through 5. As a result, broker non-votes will have no effect on the outcome of Proposals 3 through 5. Because brokers have discretionary authority to vote on Proposal 2, broker non-votes are not expected to result on Proposal 2. With respect to Proposal 4 (Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation), if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been approved by our stockholders.

Voting of Proxies

A proxy is a legal designation of another person to vote your shares on your behalf. If you are a stockholder of record, you may submit a proxy for your shares by using the toll-free number or the website provided on your proxy card. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with the proxy materials. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the Annual Meeting. You also may vote by submitting a ballot in person if you attend the Annual Meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone or over the Internet, even if you plan to attend the Annual Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the Internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting. In any case, voting in advance by phone, Internet or mail or through your broker, bank or other nominee will not prevent you from voting in person at the Annual Meeting provided you follow the instructions set forth below.

All properly executed proxies received by us by 11:59 p.m., Eastern Time, on Tuesday, June 13, 2017, and not revoked will be voted at the Annual Meeting in accordance with the directions noted in each proxy. In the absence of such instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of executive compensation as disclosed in this Proxy Statement, “1 YEAR” for the frequency of the advisory vote on executive compensation and “AGAINST” the stockholder proposal regarding an independent Board Chairman.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

American Airlines Group	PROXY STATEMENT	5

Revocation of Proxies

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155 (by mail or overnight delivery);

•	executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;

•	submitting a new proxy prior to the time at which the Internet and telephone voting facilities close; or

•	voting in person at the Annual Meeting.

If you revoke your proxy other than by voting in person at the Annual Meeting, we must receive the notice of revocation or new proxy by 11:59 p.m., Eastern Time, on Tuesday, June 13, 2017, the date prior to the date of the Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your vote. The revocation must be made by the broker, bank or other nominee before your proxy is voted at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in “street name” by a broker, bank or other nominee, you will need to obtain proof of ownership as of April  17, 2017 and a proxy to vote the shares from such broker, bank or other nominee.

Solicitation of Proxies

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election

All votes at the Annual Meeting will be counted by Broadridge Financial Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Electronic Delivery of Proxy Materials

Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you can make this election by going to AST’s website (www.astfinancial.com) and (1) clicking Client Login, then Shareholders & Investors, then Manage My Accounts, then select the type of Account—US Shareholder or Non Shareholder, then Login to Transact; (2) entering the information required to gain access to your account; and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials,” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2016), we encourage you to sign up for electronic delivery of the Notice Regarding Availability of Proxy Materials using the instructions described above.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker.

6	PROXY STATEMENT	American Airlines Group

PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors

Our Board of Directors has 13 members. W. Douglas Parker serves as Chairman of the Board of Directors, and John T. Cahill serves as our Lead Independent Director.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the 13 director candidates listed below under the section “Directors and Director Nominees.” Each nominee is currently a director of the Company.

If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2018 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow any vacancies to remain open until a suitable candidate or candidates are located or reduce the size of the Board of Directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect the directors of the Company listed below under the section “Directors and Director Nominees” for a one-year term expiring at the 2018 annual meeting of stockholders and until his or her successors have been duly elected and qualified.

Directors and Director Nominees

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGNC	FC
James F. Albaugh	66	2013	Advisor to a global advisory and asset management firm; former Senior Advisor to The Blackstone Group L.P. and President and Chief Executive Officer of The Boeing Company’s Commercial Airplanes business unit	✓		M	M
Jeffrey D. Benjamin	55	2013	Senior advisor to Cyrus Capital Partners, L.P.	✓		M		M
John T. Cahill Lead Independent Director	59	2013	Vice Chairman of The Kraft Heinz Company; former Chairman and Chief Executive Officer of Kraft Foods Group, Inc. and of The Pepsi Bottling Group, Inc.	✓	M		M
Michael J. Embler	53	2013	Former Chief Investment Officer of Franklin Mutual Advisers LLC	✓	M			M
Matthew J. Hart	65	2013	Former President and Chief Operating Officer of Hilton Hotels Corporation; former Chief Financial Officer of Hilton Hotels	✓	C
Alberto Ibargüen	73	2013	President and Chief Executive Officer of the John S. and James L. Knight Foundation; former Chairman of Miami Herald Publishing Co	✓	M	M
Richard C. Kraemer	73	2013	President of Chartwell Capital, Inc.	✓		C
Susan D. Kronick	65	2015	Operating Partner at Marvin Traub Associates; former Vice-Chairman of Macy’s, Inc.	✓			M	M
Martin H. Nesbitt	54	2015	Co-Chief Executive Officer of The Vistria Group, LLC; former President and Chief Executive Officer of PRG Parking Management	✓	M			M
Denise M. O’Leary	59	2013	Private Venture Capital Investor; former General Partner at Menlo Ventures	✓		M	M
W. Douglas Parker Chairman	55	2013	Chairman and Chief Executive Officer of American Airlines Group Inc. and American Airlines, Inc.	No
Ray M. Robinson	69	2013	Non-Executive Chairman of Citizens Trust Bank; former President of the Southern Region at AT&T	✓			C
Richard P. Schifter	64	2013	Senior Advisor at TPG Capital, L.P.; former Partner at TPG and Arnold & Porter LLP	✓				C

AC = Audit Committee    CC = Compensation Committee    CGNC = Corporate Governance and Nominating Committee    FC = Finance Committee

M = Member    C = Chairman

American Airlines Group	PROXY STATEMENT	7

The Corporate Governance and Nominating Committee seeks to recommend individuals to the Board of Directors with, among other things, a diversity of skills, expertise and perspective appropriate for the business and operation of the Company. The Corporate Governance and Nominating Committee also recognizes the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board of Directors is diverse in many ways, with differing geographic, business and racial backgrounds. Our Board of Directors currently includes two African American, one Hispanic and two female directors.

Additional information regarding our director nominees, including their ages, qualifications and principal occupations (which have continued for at least the past five years unless otherwise noted), as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a director, is provided below. There are no family relationships among the directors and our executive officers.

James F. Albaugh

Independent Director Since: 2013 Age: 66 Committees: Compensation; Corporate Governance and Nominating

Select Business Experience:

•  Senior Advisor to Perella Weinberg Partners, a global advisory and asset management firm (2016-Present)

•  Senior Advisor to The Blackstone Group L.P., a private equity and financial services firm (2012-2016)

•  President and Chief Executive Officer of The Boeing Company’s (“Boeing”) Commercial Airplanes business unit (2009-2012)

•  President and Chief Executive Officer of Boeing’s Integrated Defense Systems business (2002-2009)

•  Joined Boeing in 1975 and held various other executive positions prior to July 2002, including President and Chief Executive of Space and Communications and President of Space Transportation

Current Public Company Directorships

•  Harris Corporation, a technology company, defense contractor and information technology services provider (2016-Present)

Past Public Company Directorships

•  B/E Aerospace, Inc. (2014- April 2017)

•  TRW Automotive Holdings Corp. (2006-2015)

Other Leadership Experience and Service: Member of the boards of directors of the following private entities: Aloft Aeroarchitects (formerly PATS Aerospace), Belcan Corporation and the Fred Hutchinson Cancer Research Center; Chairman of the National Aeronautic Association; past President of the American Institute of Aeronautics and Astronautics; past Chairman of the Aerospace Industries Association; elected member of the International Academy of Aeronautics; elected member of the National Academy of Engineering; member of the board of trustees of Willamette University and the Columbia University School of Engineering; and former member of Boeing’s Executive Council for over ten years.

Key Experience/Director Qualifications: Executive leadership experience in the airplane and airline industry, including experience with complex systems, contracts and governmental oversight, as well as accounting and financial literacy and public company board and corporate governance experience.

Jeffrey D. Benjamin

Independent Director Since: 2013 Age: 55 Committees: Compensation; Finance

Select Business Experience:

•  Senior Advisor to Cyrus Capital Partners, L.P., a registered investment advisor (2008-Present)

•  Consultant to Apollo Management, L.P. (“Apollo Management”), a private investment fund (2008-present)

•  Senior Advisor to Apollo Management (2002-2008)

Current Public Company Directorships

•  Caesars Entertainment Corp., a casino-entertainment company (2008-Present)

•  A-Mark Precious Metals, Inc., a full-service precious metals trading company (2014-Present)

Past Public Company Directorships

•  Chemtura Corporation (2010-2017)

•  Spectrum Group International, Inc. (2009-2014)

•  Exco Resources, Inc. (2005-2016)

Other Leadership Experience and Service: Member of the boards of directors of the following private entities: ImOn Communications LLC, Higher Learning Technologies Corporation, NRG Media, LLC and Rackspace Hosting Inc.

Key Experience/Director Qualifications: Experience in the investment industry, accounting and financial literacy, corporate governance expertise and extensive experience serving on the boards of directors of public and private companies.

8	PROXY STATEMENT	American Airlines Group

John T. Cahill

Lead Independent Director Director Since: 2013 Age: 59 Committees: Audit; Corporate Governance and Nominating

Select Business Experience:

•  Vice Chairman of The Kraft Heinz Company (“Kraft Heinz”), a food and beverage company (2015-Present)

•  Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft Foods Group”), until its merger with H.J. Heinz Company (2014-2015)

•  Non-Executive Chairman of Kraft Foods Group from (March 2014-December 2014)

•  Executive Chairman of Kraft Foods Group (2012-2014)

•  Executive Chairman, North American Grocery of Kraft Foods, Inc., the former parent of Kraft Foods Group (January 2012-December 2012)

Current Public Company Directorships

•  Kraft Heinz (2015-Present)

•  Colgate-Palmolive Company, a consumer products company (2005-Present)

Past Public Company Directorships

•  Kraft Foods Group (2012-2015)

•  Legg Mason, Inc. (2009-2014)

•  The Pepsi Bottling Group, Inc. (“Pepsi Bottling”) (1999-2007)

•  Frontier Holdings, Inc. (1984-1985)

Other Leadership Experience and Service: Former Industrial Partner at Ripplewood Holdings LLC; spent nine years with Pepsi Bottling, culminating in the position of Chairman and Chief Executive Officer; and worked at PepsiCo, Inc. for nine years in a variety of leadership positions.

Key Experience/Director Qualifications: Leadership and operations experience in executive leadership roles at global public companies, as well as accounting and financial expertise and public company board and corporate governance experience.

Michael J. Embler

Independent Director Since: 2013 Age: 53 Committees: Audit; Finance

Select Business Experience:

•  Chief Investment Officer of Franklin Mutual Advisers LLC (“Franklin Mutual Advisers”), an asset management company (2005 to 2009)

•  Head of Franklin Mutual Advisers’ Distressed Investment Group (2001-2005)

Current Public Company Directorships

•  NMI Holdings, Inc., a mortgage insurance provider (2012-Present)

Past Public Company Directorships

•  CIT Group Inc. (2009-2016)

•  Dynegy Inc. (2011-2012)

•  AboveNet Inc. (2003-2012)

•  Kindred Healthcare Inc. (2001-2008)

Other Leadership Experience and Service: Worked at Nomura Holding America Inc. for almost a decade in positions of increasing responsibility culminating in the position of Managing Director; and member of the board of trustees of The Mohonk Preserve.

Key Experience/Director Qualifications: Experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor and service as a director.

American Airlines Group	PROXY STATEMENT	9

Matthew J. Hart

Independent Director Since: 2013 Age: 65 Committees: Audit

Select Business Experience:

•  President and Chief Operating Officer of Hilton Hotels Corporation (“Hilton”), a hotel developer and operator, until its acquisition by a private equity firm (2004-2007)

•  Executive Vice President and Chief Financial Officer of Hilton (1996-2004)

Current Public Company Directorships

•  American Homes 4 Rent, a company real estate investment trust (2012-Present)

•  Air Lease Corporation, an aircraft leasing company (2010-Present)

Past Public Company Directorships

•  B. Riley Financial, Inc. (2009-2015)

•  US Airways Group (2006-2013)

•  America West Holdings Corporation (2004-2005)

•  Kilroy Realty Corporation (1997-2008)

Other Leadership Experience and Service: Former Senior Vice President and Treasurer of The Walt Disney Company; former Executive Vice President and Chief Financial Officer of Host Marriott Corp.; and member of the boards of directors of the following private entities: Checchi Capital Advisers, LLC and Heal the Bay.

Key Experience/Director Qualifications: Financial expertise, risk management experience, extensive experience as a senior operating and finance executive for large public companies, including companies in the travel industry, mergers and acquisitions experience, service as a public company director and airline experience.

Alberto Ibargüen

Independent Director Since: 2013 Age: 73 Committees: Audit; Compensation

Select Business Experience:

•  President and Chief Executive Officer of the John S. and James L. Knight Foundation, a non-profit corporation dedicated to journalism and the arts (2005-Present)

•  Chairman of Miami Herald Publishing Co., a publishing company (1998-2005)

Past Public Company Directorships

•  PepsiCo, Inc. (2005-2016)

•  AMR Corporation (2008-2013)

•  NCL Corporation Ltd. (2006-2008)

•  AOL, Inc. (2011-2015)

Other Leadership Experience and Service: Former publisher of The Miami Herald and of El Nuevo Herald; former member of the advisory committee of the Public Company Accounting Oversight Board; and former chairman of the board of directors of the following non-profit organizations: the Public Broadcasting Service (PBS), Newseum Institute and the World Wide Web Foundation.

Key Experience/Director Qualifications: Media and financial expertise, food and beverage products and philanthropic experience, executive leadership experience, and extensive experience serving as a director and member of board committees.

10	PROXY STATEMENT	American Airlines Group

Richard C. Kraemer

Independent Director Since: 2013 Age: 73 Committees: Compensation

Select Business Experience:

•  President of Chartwell Capital, Inc., a private investment company (2006-Present)

Current Public Company Directorships

•  Knight Transportation, Inc., a provider of full truckload transportation and logistics services (2012-Present)

Past Public Company Directorships

•  US Airways Group (2005-2013)

•  America West Holdings Corporation (1992-2005)

•  UDC Homes Inc. (1985-1996)

Other Leadership Experience and Service: Member of the board of directors of the College of William & Mary Business School Foundation; served as an officer of UDC Homes Inc. for over twenty years, including 11 years as President and two years as Chief Executive Officer.

Key Experience/Director Qualifications: Financial expertise, corporate governance, human resources and labor relations expertise, experience in developing strategy for and managing a large public company, success as an investor and airline experience.

Susan D. Kronick

Independent Director Since: 2015 Age: 65 Committees: Corporate Governance and Nominating; Finance

Select Business Experience:

•  Operating Partner at Marvin Traub Associates, a New York based retail consulting firm (2012-Present)

•  Vice Chairman of Macy’s, Inc. (“Macy’s”), a department store (2003-2010)

•  Group President, Regional Department Stores of Macy’s (2001-2003)

•  Chairman and Chief Executive Officer of Burdines/Macy’s Florida (1997-2001)

Current Public Company Directorships

•  Hyatt Hotels Corporation, a hospitality company (2009-Present)

Past Public Company Directorships

•  Pepsi Bottling (1999-2010)

Other Leadership Experience and Service: Member of the board of directors of the following non-profit organizations: the John S. and James L. Knight Foundation and the Miami City Ballet.

Key Experience/Director Qualifications: Marketing and operational expertise, as well as experience serving as a public company director and experience in building industry leading brands as a result of the various management positions held with Macy’s.

American Airlines Group	PROXY STATEMENT	11

Martin H. Nesbitt

Independent Director Since: 2015 Age: 54 Committees: Audit; Finance

Select Business Experience:

•  Co-Chief Executive Officer of The Vistria Group, LLC, a private-equity investment firm (2013-Present)

•  President and Chief Executive Officer of PRG Parking Management (known as The Parking Spot), an owner and operator of off-airport parking facilities (1996-2012)

Current Public Company Directorships

•  Norfolk Southern Corporation, a public rail transportation company (2013-Present)

•  Jones Lang LaSalle Incorporated, a public commercial real estate company (2011-Present)

Past Public Company Directorships

•  Pebblebrook Hotel Trust (2009-2010)

Other Leadership Experience and Service: Member of the board of directors of PRG Parking Management (known as The Parking Spot); former officer of the Pritzker Realty Group, L.P.; former Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations of Jones Lang LaSalle Incorporated; Trustee of Chicago’s Museum of Contemporary Art; and Chairman of the Barack Obama Foundation.

Key Experience/Director Qualifications: Executive leadership, operational and financial experience, as well as public company board experience.

Denise M. O’Leary

Independent Director Since: 2013 Age: 59 Committees: Compensation; Corporate Governance and Nominating

Select Business Experience:

•  Private venture capital investor (1997-Present)

•  Partner (1987-1996) and associate (1983-1987) at Menlo Ventures, a venture capital firm

Current Public Company Directorships

•  Medtronic plc, a medical technology company (2000-Present)

•  Calpine Corporation, a wholesale power producer (2016-Present)

Past Public Company Directorships

•  US Airways Group (2005-2013)

•  Chiron Corporation (2002-2006)

•  America West Holdings Corporation (1998-2005)

Other Leadership Experience and Service: Member of the boards of directors of the following private entities: Connect for Health Colorado and Galvanize, Inc.; member of the boards of trustees of the Bonfils-Stanton Foundation and the University of Denver; member of the Smithsonian National Board; and former member of the boards of directors of the following private entities: Lucile Packard Children’s Hospital, Stanford Hospital & Clinics, the Denver Foundation, the Corporation for Supportive Housing and the University of Colorado Hospital Authority.

Key Experience/Director Qualifications: Financial expertise, experience in the oversight of risk management, human resources expertise, extensive service as a public company director, success as an investor and airline industry expertise.

12	PROXY STATEMENT	American Airlines Group

W. Douglas Parker

Chairman Director Since: 2013 Age: 55

Select Business Experience:

•  Chairman of the board of directors of AAG (2014-Present)

•  Chief Executive Officer of AAG and American (2013-Present)

•  Chairman of the board of directors of and Chief Executive Officer of US Airways Group and US Airways (2005-2013)

Current Public Company Directorships

•  AAG (2013-Present)

Past Public Company Directorships

•  US Airways Group (2005-2013)

•  America West Holdings Corporation (1999-2005)

•  Pinnacle West Capital Corporation, a holding company that, provides wholesale and retail electric services primarily in Arizona (2007-2012)

Other Leadership Experience and Service: Former Chairman of the board of directors of and Chief Executive Officer of America West and AWA; Chairman of Airlines for America; former Senior Vice President and Chief Financial Officer of AWA; and member of the Board of Advisors for the Cox School of Business at Southern Methodist University.

Key Experience/Director Qualifications: Financial, airline, marketing, human resources and labor relations experience, as well as 30 years of experience in the airline industry, over 15 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience and experience as a public company director.

Ray M. Robinson

Independent Director Since: 2013 Age: 69 Committees: Corporate Governance and Nominating

Select Business Experience:

•  Non-executive Chairman of the board of directors of Aaron’s, Inc. (“Aaron’s”), a lease-to-own retailer (2014-Present)

•  Director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, an African American-owned bank (2003-present)

•  Held several executive positions at AT&T from 1968-2003, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services and Vice President of AT&T Public Relations

Current Public Company Directorships

•  Aaron’s (2002-Present)

•  Acuity Brands, Inc., a public lighting solutions company (2001-Present)

•  Fortress Transportation and Infrastructure, a public company that invests in transportation infrastructure and equipment

Past Public Company Directorships

•  Avnet, Inc. (2000-2017; Mr. Robinson resigned from the Avnet, Inc. board of directors effective May 1, 2017)

•  AMR Corporation (2005-2013)

•  RailAmerica Inc. (2009-2011)

Other Leadership Experience and Service: Member of the board of directors of the Georgia Aquarium; and Vice Chairman of the East Lake Community Foundation.

Key Experience/Director Qualifications: Extensive technology, banking, communications, strategic and executive leadership experience, as well as experience serving as a public company director.

American Airlines Group	PROXY STATEMENT	13

Richard P. Schifter

Independent Director Since: 2013 Age: 64 Committees: Finance

Select Business Experience:

•   Senior Advisor to TPG, a private equity firm (2013-Present)

•   Partner at TPG (1994-2013)

•   Partner (1986-1994) and associate (1979-1986) at Arnold & Porter LLP, a law firm

Current Public Company Directorships

•   LPL Financial Holdings, Inc., a public company broker-dealer, custodian for registered investment advisors and consultant to retirement plans (2005-Present)

•   EverBank Financial Corp., a bank holding company (2010-Present)

Past Public Company Directorships

•   Republic Airways Holdings Inc. (2009-2013)

•   Midwest Airlines, Inc. (2007-2009)

•   US Airways Group (2005-2006)

•   America West (1994-2005)

•   Ryanair, PLC (1996-2003)

Other Leadership Experience and Service: Member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children) and the American Jewish International Relations Institute; member of the board of overseers of the University of Pennsylvania Law School; former member of the boards of directors of the following private entities: Direct General Corporation, American Beacon Advisors, Inc., ProSight Specialty Insurance Holdings, Inc. and Ariel Holdings, Ltd.

Key Experience/Director Qualifications: Substantial experience with airline management, as well as financial experience, legal experience and public company board of directors and corporate governance experience.

14	PROXY STATEMENT	American Airlines Group

BOARD COMPOSITION

How We Build a Board That is Right for American Airlines

Each of the 13 current nominees for director recommended for election at the Annual Meeting is a current member of the Board of Directors. The effectiveness of the Board of Directors and the recruitment of directors are overseen by the Corporate Governance and Nominating Committee. In evaluating candidates for director, the Corporate Governance and Nominating Committee considers the qualifications described below. Based on the Corporate Governance and Nominating Committee’s evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the Corporate Governance and Nominating Committee determined to recommend the 13 directors for election. The Corporate Governance and Nominating Committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the Corporate Governance and Nominating Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, as well as the requisite skills necessary to advance our long term strategic plan, are committed to our success and have the ability to work effectively with the Company’s Chief Executive Officer and other members of the Board of Directors. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Corporate Governance Guidelines (the “Governance Guidelines”) specify that it is the Board of Directors’ objective that it be composed of individuals who have, among other things, a diversity of skills, expertise and perspective appropriate for the business and operation of the Company. The Board of Directors currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The Corporate Governance and Nominating Committee and the Board of Directors believe that the Board of Directors is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, operations, mergers and acquisitions, the airplane and airline industry, accounting, financial literacy, finance, banking, investment, asset management and restructuring, capital markets, capital management, risk management, legal analysis, customer service, consumer marketing, communications, labor relations, human resources, leadership assessment and diversity, safety, investing, information technology and community service. The Corporate Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Corporate Governance and Nominating Committee recognizes the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board of Directors is diverse in many ways, with differing geographic, business and racial backgrounds.

The Governance Guidelines also require that any directors who also serve as chief executive officers of public companies should not serve on more than two boards of public companies other than the Company’s Board, and other directors should not serve on more than four boards of public companies, other than the Company’s Board.

The Corporate Governance and Nominating Committee periodically evaluates the performance of the Board of Directors, its committees and the directors in an effort to facilitate the continuous improvement of the Board of Directors, as well as to assess the specific qualifications, experiences and perspectives of future director candidates that would be most valuable and have the most impact on our success.

In accordance with applicable NASDAQ listing standards, the Board of Directors confirms that at least a majority of the Board of Directors is independent in accordance with the NASDAQ definition of independence and that the members of the Board of Directors, as a group, maintain the requisite qualifications under applicable NASDAQ listing standards for service on the Audit, Compensation, and Corporate Governance and Nominating Committees.

Stockholder Recommendations or Nominations of Director Candidates

The Board welcomes recommendations from its stockholders for good director candidates that they believe will help the Company increase stockholder value. We encourage stockholders with any such director candidate recommendations to contact us directly prior to going through the formal director nomination procedures described below.

Under our Bylaws, any stockholder wishing to nominate a director should submit in writing the candidate’s name, biographical information, business qualifications and other information required by the Bylaws, to Ray M. Robinson, Chair of the Corporate Governance and Nominating Committee, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2018 annual meeting of stockholders, notice must be delivered no sooner than February 14, 2018 and no later than March 16, 2018. All qualified submissions will be reviewed

American Airlines Group	PROXY STATEMENT	15

by the Corporate Governance and Nominating Committee at the next appropriate meeting. The Corporate Governance and Nominating Committee has a policy of considering candidates who are nominated by stockholders for membership to the Board of Directors in the same manner as candidates recommended by members of the Board of Directors.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2018 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than December 2, 2017 and no later than the close of business on January 1, 2018. The notice must be set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2018 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

16	PROXY STATEMENT	American Airlines Group

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee annually reviews the independent registered public accounting firm’s qualifications, performance, fees and independence. Following its review, our Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and our Board of Directors has directed that KPMG’s appointment be submitted to our stockholders for ratification at the Annual Meeting.

KPMG has served as our independent registered public accounting firm since 2014. The Audit Committee believes it is important for the independent registered public accounting firm to maintain its objectivity and independence. In accordance with SEC rules and KPMG policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Board of Directors has directed that KPMG’s appointment for the fiscal year ending December 31, 2017 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and the representative is also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG, AAG’s principal accountant for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal years ended December 31, 2016 and 2015, as well as fees billed in this period for other services rendered by KPMG.

	Fiscal Year 2016 ($)	Fiscal Year 2015 ($)
Audit Fees	3,915,000	3,915,000
Audit-Related Fees	1,243,000	543,000
Tax Fees	826,000	712,000
All Other Fees	–	–
Total	5,984,000	5,170,000

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended) and quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.

“Audit-Related Fees” are for services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards and attest services.

“Tax Fees” primarily include fees for professional services related to (i) expatriate tax services and (ii) bankruptcy-related tax services.

There were no fees that fall into the classification of “All Other Fees” for the fiscal years ended December 31, 2016 and 2015.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he or she makes to the Audit Committee at its next meeting following such approval.

American Airlines Group	PROXY STATEMENT	17

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Our Compensation Committee and the Board of Directors believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their objectives, incentives and contributions with corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet our compensation objectives. At the 2016 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers (with an approval representing over 97% of the shares represented in person or by proxy at the meeting and entitled to vote).

Highlights of our compensation program include:

A commitment to pay-for-performance with a substantial portion of each executive officer’s compensation being “at risk” and aligned with stockholder interests, as shown by the following:

•	100% of Mr. Parker’s direct compensation is provided in the form of equity incentives, the majority of which vest based upon the achievement of performance objectives, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders. At his request, Mr. Parker no longer receives any base salary and no longer participates in the Company’s Short-term Incentive Program.

•	In 2016, at Mr. Parker’s request, our Compensation Committee agreed to eliminate his employment agreement, so that he is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of the employment agreement.

•	For 2016, on average, 87% of the total target compensation of our other named executive officers was variable, at risk and tied directly to measurable performance. Consistent with this focus, the largest portion of our 2016 executive compensation was in the form of performance-based annual cash incentives tied to pre-established pre-tax income targets and long-term equity incentives that reward stock performance and are tried to our relative three-year pre-tax income margins.

•	In 2017, at their request, all executive officers who were party to change in control and severance benefit agreements voluntarily terminated their agreements. As a result, none of our executive officers are now contractually entitled to any cash severance or continued health benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by any named executive officer under Section 4999 of the Internal Revenue Code (the “Code”).

Ensuring competitive pay, with the target direct compensation provided to our named executive officers being competitive with that of the other large network airlines, except for our Chief Executive Officer. Consistent with his commitment to keep his total target direct compensation below his peers, Mr. Parker’s 2016 total target direct compensation remained significantly below his peers at Delta and United (using the most recent publicly available data).

A continued commitment to good compensation governance practices, whereby compensation packages for our executive officers are established by our Compensation Committee that consists solely of independent, outside directors, and are consistent with market practice and reasonable in light of our corporate and each individual executive’s performance.

Clawback provisions for all incentive compensation paid to our executive officers and stock ownership guidelines that further align their long-term interests with those of our stockholders, as well as good disclosure practices.

Mitigating compensation risk by, among other things, providing a compensation package that focuses on both short- and long-term goals and requiring a substantial stock ownership commitment, encouraging our executives to focus on the Company’s success both during the immediate fiscal year and for the future.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 42.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion and any related material disclosed in this Proxy Statement for the Annual Meeting.”

18	PROXY STATEMENT	American Airlines Group

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or the Board of Directors. However, the Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, we bring these proposals to our stockholders annually and the next say-on-pay advisory vote will be held at the 2018 annual meeting of stockholders.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of executive compensation.

American Airlines Group	PROXY STATEMENT	19

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY FREQUENCY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to indicate how frequently they would like the Company to hold a non-binding, advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

Our Board of Directors has determined that holding a “say-on-pay” vote on executive compensation every year is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an advisory vote every year on executive compensation allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an advisory vote every year on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

The frequency vote on executive compensation is advisory and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers.

The Board of Directors unanimously recommends the approval of an advisory vote to approve executive compensation to be held every “1 YEAR.”

20	PROXY STATEMENT	American Airlines Group

PROPOSAL 5—STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN

A stockholder has informed the Company that he intends to present the proposal set forth below at our Annual Meeting. If the stockholder (or his “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal is voted upon at the Annual Meeting.

In accordance with federal securities laws, the stockholder proposal is presented below as submitted by the stockholder, is quoted verbatim and is in italics. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board of Directors’ Statement in Opposition, which follows the stockholder proposal, the Board of Directors unanimously recommends that you vote “AGAINST” the stockholder proposal.

Stockholder Proposal

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who owns 70 shares of our common stock, has advised the Company that he intends to propose the following resolution from the floor. The proposed resolution and statements in support thereof are set forth below. The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting is necessary for approval of the proposal.

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar reversed itself by naming an independent board chairman in October 2016. Caterpillar had opposed a shareholder proposal for an independent board chairman as recent as its June 2016 annual meeting. Wells Fargo also reversed itself and named an independent board chairman in October 2016.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions— “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Our clearly improvable corporate governance (as reported in 2016) is an added incentive to vote for this proposal:

GMI Analyst said the corporate governance profile American Airlines is highlighted by the combination of the CEO/Chair positions, overworked directors, and directors whose prior board service raised concerns about the board’s integrity.

Specifically, Mr. Ibargüen was designated a “flagged director” due to his involvement with the AMR Corporation board, which filed for Chapter 11 Bankruptcy in 2011. Mr. Benjamin was designated a “flagged director” due to his involvement with the Caesars Entertainment board, which placed its largest operating unit into bankruptcy in 2015. Mr. Schifter was designated a “flagged director” due to his involvement with the US Airways Group board, which filed for Bankruptcy in 2004. In addition, Messrs. Benjamin and Robinson served on the boards of 4 public companies and are thus considered overworked. Despite being considered overworked, Mr. Benjamin also served on our Executive Pay Committee and Mr. Robinson served on our Nomination Committee.

Limits on shareholder control include our company’s lack of a full majority director election standard requiring automatic removal of directors who fail to receive a majority of votes cast in uncontested elections. In 2014, it was reported the company would take a write down of $600 million for charges mostly related to fuel hedging.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance,

Please vote to enhance shareholder value:

Independent Board Chairman – Proposal 5.

Board of Directors’ Statement in Opposition

The Board of Directors has considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders. As more fully described below, in conducting its review the Board considered:

•	The Company’s leadership structure, both as currently constructed and from a historical perspective. We believe that our leadership structure has served the Company and its stockholders very well. We review our leadership structure regularly, and are not opposed, in principle, to having an independent director serve as Chairman. However, the Board believes that adopting this proposal is unnecessary at this point in time and would unduly restrict the Board’s flexibility to put in place the optimal leadership structure for the needs of the Company.

American Airlines Group	PROXY STATEMENT	21

•	Feedback from our stockholders. Mr. Chevedden presented the same proposal last year and it was opposed by a significant majority of our stockholders. We engage frequently with our stockholders, and following receipt of that proposal last year, the Company sought out and received input from its stockholders through engagement, which included at times Mr. Cahill, our Lead Independent Director. Through this engagement, we learned that there was significant stockholder support for our leadership structure once the actual role of our Lead Independent Director in practice was discussed in more depth. Thus, following this engagement, we codified and improved disclosure of our existing practices regarding the authority and role of the Lead Independent Director to enhance transparency and ensure that the appropriate balance of authority, already characteristic of our governance practices, is memorialized in our governing documents. In addition, our Lead Independent Director is now appointed by a vote of only the independent directors of the Company (as opposed to the full Board).

•	Our other strong corporate governance policies and practices. The Company has implemented numerous governance protective measures and adheres to them. Moreover, our history does not give rise to any of the concerns that typically underlie opposition to a combined role of CEO and Chairman and our stockholders accordingly were not opposed substantively to our retention of this centralized leadership structure.

Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal, as discussed more thoroughly below.

The Company’s current leadership structure is in the best interests of its stockholders

The Company has always strived to maintain high corporate governance standards and takes this responsibility seriously. The Board of Directors is currently led by Doug Parker, our Chairman and Chief Executive Officer (“CEO”), and John T. Cahill, our Lead Independent Director. The Board of Directors periodically reviews the Company’s leadership structure and may modify it as appropriate, given the specific circumstances then facing the Company. We have carefully considered and approved our current leadership structure, and we firmly believe that Mr. Parker’s combined role is appropriate and in the best interests of the Company and its stockholders. Importantly, we believe that our current leadership structure strikes the right balance between effective and efficient Company leadership and active oversight by non-management directors.

Having one individual serve as both CEO and Chairman allows consistent communication and coordination throughout the Company, effective and efficient implementation of corporate strategy and is integral in unifying our employees behind a single vision. Mr. Parker is eminently qualified to fill this combined role and the Board believes doing so is optimal for the Company and its stockholders. Mr. Parker’s decades of experience in the airline industry, including more than 15 years of experience as the chairman and chief executive officer of publicly held airlines (including the Company) make him uniquely well positioned to lead the Company’s business, operations and strategy. This multifaceted role is best served by placing him at the helm of both the management team as well as the Board.

As Chairman, Mr. Parker discusses all material matters with the Board, and provides regular and fulsome disclosure of all aspects of our business, both good and bad. During Mr. Parker’s service as our Chairman and CEO, his compensation has remained significantly below his peers at Delta and United, and his employment agreement was terminated. Moreover, Mr. Parker’s compensation is now provided 100% in the form of equity incentives, which aligns his interests completely with those of our stockholders; notably, each of these changes was made at his request.

The concentration of responsibility and authority in our CEO is effectively balanced by our strong Lead Independent Director position. As Lead Independent Director, Mr. Cahill serves as a liaison between the Chairman of the Board and the independent directors. He has the authority to call meetings of the independent directors and communicate directly with our stockholders. Mr. Cahill also ensures that the Board has proper input into Board meeting agendas and schedules, as well as information sent to the Board. Effective oversight is also provided by the independence of all of our other directors, each of whom has significant experience in leadership roles at public companies and other large, complex organizations, and by the four principal committees of the Board of Directors, each of which consists solely of independent directors.

Our governing documents provide for a well thought-out selection process for each of the Chairman and Lead Independent Director positions, which our Board believes buttresses a structure designed to maximize leadership unity while still ensuring effective oversight and accountability to our stockholders. Pursuant to our Bylaws, the full Board of Directors is responsible for filling the positions of Chairman and CEO, while the Lead Independent Director is designated solely by the independent directors of the Board. The full Board or the independent directors of the Board, as applicable, are charged with selecting the best candidates to lead the Company and, equally as importantly, for removing and replacing such persons as and when they deem necessary or appropriate.

We believe that adopting a policy at this point in time that requires an independent Chairman would unduly restrict the Board in determining the leadership structure that is in the best interests of the Company and its stockholders. The Board has deep knowledge of the strategic goals of the Company, the unique opportunities and challenges facing the Company and the various capabilities of the Company’s directors and senior management. Rather than imposing an artificial constraint upon this fundamental decision on Board leadership, we believe that the Board is well positioned to determine in the future, as it has done in the past, the right leadership structure that is in the best interest of the Company and its stockholders.

The Company’s current leadership structure was created with significant input from the Company’s stockholders

Our current leadership structure was put in place in connection with the merger of AMR and US Airways Group in December 2013. The Merger was consummated at the same time the Company confirmed its Plan of Reorganization and emerged from Chapter 11

22	PROXY STATEMENT	American Airlines Group

bankruptcy. The Company regularly communicated with its stockholders during the Chapter 11 process and received input as to the most effective leadership structure for the post-emergence Company. Following a thoughtful and deliberative process, the Board decided to appoint Mr. Parker as our Chairman and Chief Executive Officer following a transition period during which these roles were separated.

Also, in connection with the Merger, we established the role of Lead Independent Director and Mr. Cahill, an experienced leader of large, complex businesses, was recruited to serve in this role.

Following stockholder engagement, we have codified and improved disclosure of our existing practices regarding the authority and role of the Lead Independent Director

Mr. Chevedden presented the same proposal last year and it was opposed by a significant majority of our stockholders. Following its receipt, we engaged with our stockholders, which included at times Mr. Cahill, our Lead Independent Director. Through this engagement, we learned that there was significant stockholder support for our current leadership structure once the actual role in practice was discussed in more depth. Thus, following this engagement, we revised our Bylaws and Governance Guidelines to codify and improve the disclosure of our existing practices regarding the authority and role of the Lead Independent Director and to provide that the Lead Independent Director is appointed by a vote of only the independent directors of the Company.

The Company’s robust Lead Independent Director role promotes active and independent oversight of management by the Board and ensures that the Board maintains accountability to our stockholders. Under the revised Bylaws and the Governance Guidelines, the Lead Independent Director’s duties include, but are not limited to:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	ensuring that the Board has proper input into the types and forms of information sent to the Board;

•	establishing Board meeting agendas and ensuring that the Board has proper input into meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors;

•	consulting and communicating directly with major stockholders, as requested by such stockholders;

•	acting as a sounding board and advisor to the Chairman of the Board; and

•	guiding the CEO succession planning process in conjunction with the Compensation Committee.

The proposal is not necessary to ensure effective oversight of management and accountability to stockholders because the company has implemented protective measures and adheres to them

We believe that the composition of the Board of Directors, the roles of our independent committees of the Board of Directors and our Lead Independent Director and our overall corporate governance practices and policies all come together to maintain effective oversight of management and ensure accountability to stockholders. We have a number of key corporate governance measures in place to ensure that our Board of Directors acts independently and to maintain accountability to our stockholders, including the following:

•	12 of the 13 members of our Board are independent, the one exception being Mr. Parker;

•	Mr. Cahill has served as Lead Independent Director since 2013, and regularly presides over executive sessions of the Board of Directors without the CEO;

•	our Lead Independent Director is designated solely by the independent directors of the Board;

•	all four Board committees are independent;

•	we conduct annual director elections which are subject to a majority voting standard;

•	we conduct annual Board and committee assessments;

•	we provide for proxy access; and

•	we have significant stock ownership requirements for our directors and for senior vice presidents and above.

We believe that adopting a policy at this time to restrict the Board of Directors’ discretion in selecting the best Chairman would deprive the Board of Directors of the valuable flexibility to exercise its business judgment in selecting the most qualified and appropriate individual to lead the Board of Directors. We further believe that adopting such a policy now would not provide any benefit to the Company or its stockholders, particularly given the strong Lead Independent Director position held by Mr. Cahill, the recent changes to our Governance Guidelines, which codify our existing practices regarding the authority and role of the Lead Independent Director, and the fact that the position is designated only by the independent directors of the Board of Directors.

For these reasons, the Board of Directors unanimously urges stockholders to vote AGAINST the proposal regarding the establishment of an independent board chairman on a prospective basis.

American Airlines Group	PROXY STATEMENT	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our Common Stock as of April 17, 2017, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” on page 55 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

	AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class
W. Douglas Parker Chairman and Chief Executive Officer	1,244,383	(2)	*
Derek J. Kerr Executive Vice President and Chief Financial Officer	372,925	(3)	*
Robert D. Isom, Jr. President	424,215	(4)	*
Maya Leibman Executive Vice President and Chief Information Officer	89,749	(5)	*
Stephen L. Johnson Executive Vice President—Corporate Affairs	379,787	(6)	*
J. Scott Kirby Former President	692,842	(7)	*
James F. Albaugh Director	11,737	(8)	*
Jeffrey D. Benjamin Director	50,615	(9)	*
John T. Cahill Director	40,615	(10)	*
Michael J. Embler Director	15,615	(11)	*
Matthew J. Hart Director	70,783	(12)	*
Alberto Ibargüen Director	42,029	(13)	*
Richard C. Kraemer Director	72,005	(14)	*
Susan D. Kronick Director	6,380	(15)	*
Martin H. Nesbitt Director	6,380	(16)	*
Denise M. O’Leary Director	81,669	(17)	*
Ray M. Robinson Director	27,277	(18)	*
Richard P. Schifter Director	18,656	(19)	*
All directors and executive officers as a group (19 persons)	3,413,923	(20)	*

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes shares of our Common Stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 17, 2017 and restricted stock units (“RSUs”) that vest within 60 days of April 17, 2017. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to stock options exercisable within 60 days of April 17, 2017 and RSUs that vest within 60 days of April 17, 2017 are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder. Beneficial ownership as reported in the table excludes shares of Common Stock that may be issued upon the exercise of stock appreciation rights (“SARs”), whether or not they are exercisable within 60 days of

24	PROXY STATEMENT	American Airlines Group

April 17, 2017. The number of shares that will be received upon exercise of such SARs is not currently determinable, and therefore is not included in the table above, because each SAR gives the holder the right to receive an amount in excess of the market price of one share of stock at the date of exercise over the exercise price and such amount is not determinable until the date of exercise.

(2)	Includes 1,001,726 shares held directly and 242,657 shares underlying unvested RSUs that vest within 60 days of April 17, 2017. Excludes 296,987 unvested RSUs that will not vest within 60 days of April 17, 2017. Excludes the following vested SARs: (a) 294,748 SARs at an exercise price of $7.62; (b) 240,536 SARs at an exercise price of $8.14; and (c) 196,820 SARs at an exercise price of $8.84.

(3)	Includes 306,031 shares held directly and 66,894 shares underlying unvested RSUs that vest within 60 days of April 17, 2017. Excludes 72,148 unvested RSUs that will not vest within 60 days of April 17, 2017. Excludes the following vested SARs: (a) 117,287 SARs at an exercise price of $7.62; and (b) 95,714 SARs at an exercise price of $8.14.

(4)	Includes 343,942 shares held directly and 80,273 shares underlying unvested RSUs that vest within 60 days of April 17, 2017. Excludes 125,839 unvested RSUs that will not vest within 60 days of April 17, 2017.

(5)	Includes 31,035 shares held directly, 1,038 shares held indirectly for the benefit of Ms. Leibman’s spouse, and 57,676 shares underlying unvested RSUs that vest within 60 days of April 17, 2017. Excludes 73,920 unvested RSUs that will not vest within 60 days of April 17, 2017.

(6)	Includes 312,893 shares held directly and 66,894 shares underlying unvested RSUs that vest within 60 days of April 17, 2017. Excludes 72,148 unvested RSUs that will not vest within 60 days of April 17, 2017. Excludes the following vested SARs: 117,287 SARs at an exercise price of $7.62.

(7)	Mr. Kirby ceased serving as the President of American Airlines Group Inc., effective as of August 29, 2016. Amounts shown reflect his beneficial ownership of our Common Stock as of such date. Includes 433,745 shares held directly and 259,097 shares underlying RSUs, which accelerated in connection with his termination of service. Excludes the following vested SARs: (a) 31,500 SARs at an exercise price of $45.01; and (b) 37,500 SARs at an exercise price of $46.11.

(8)	Includes 7,124 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(9)	Includes 11,002 shares held directly, 35,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(10)	Includes 11,002 shares held directly, 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(11)	Includes 11,002 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(12)	Includes 59,495 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children, 4,125 shares underlying stock options and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(13)	Includes 37,416 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(14)	Includes 61,392 shares held directly, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments, and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(15)	Includes 1,767 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(16)	Includes 1,767 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(17)	Includes 77,056 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(18)	Includes 22,664 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(19)	Includes 14,043 shares held directly and 4,613 shares underlying unvested RSUs that vest within 60 days of April 17, 2017.

(20)	Includes 2,645,890 shares held directly, 1,038 shares held indirectly for the benefit of an officer’s spouse, 35,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust, 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 2,550 shares held indirectly for the benefit of a director’s children, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments, 4,125 shares underlying stock options and 694,320 shares underlying unvested RSUs that vest within 60 days of April 17, 2017, held by our executive officers and directors as a group. Excludes 779,230 shares underlying unvested RSUs that will not vest within 60 days of April 17, 2017, and excludes 1,062,392 vested SARs.

American Airlines Group	PROXY STATEMENT	25

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 17, 2017 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	70,518,419	(a)	13.6%
Warren E. Buffet and Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131	45,544,854	(b)	8.8%
PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	45,221,791	(c)	8.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	30,365,440	(d)	5.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	29,327,648	(e)	5.7%

(a)	The amount shown and the following information are derived solely from the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 6, 2017. T. Rowe Price Associates, Inc. has sole dispositive power with respect to all of such shares and sole voting power with respect to 24,132,850 of such shares.

(b)	The amount shown and the following information are derived solely from the Schedule 13G/A filed on February 14, 2017 by Warren E. Buffet, Berkshire Hathaway Inc. and certain other reporting persons. In the Schedule 13G/A, Mr. Buffet reports that he has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 45,544,854 shares. Berkshire Hathaway Inc. reports that it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of 45,544,854 shares.

(c)	The amount shown and the following information are derived solely from the Schedule 13G/A filed by PRIMECAP Management Company on February 9, 2017. PRIMECAP Management Company has sole dispositive power with respect to all of such shares and sole voting power with respect to 17,302,716 of such shares.

(d)	The amount shown and the following information are derived solely from the Schedule 13G/A filed by The Vanguard Group on February 9, 2017. The Vanguard Group has sole voting power with respect to 712,788 of such shares, shared voting power with respect to 30,001 of such shares, sole dispositive power with respect to 29,631,148 of such shares and shared dispositive power with respect to 734,292 of such shares.

(e)	The amount shown and the following information are derived solely from the Schedule 13G filed by BlackRock, Inc. on January 30, 2017. BlackRock, Inc. has sole dispositive power with respect to all of such shares and sole voting power with respect to 26,305,134 of such shares.

26	PROXY STATEMENT	American Airlines Group

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Governance Overview

Maintaining leading governance practices is and has been a long-standing priority, and we regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices.

Our Board of Directors has adopted the Governance Guidelines to facilitate our mission and to establish general principles and policies by which the Board of Directors manages its affairs. The Governance Guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and are posted on our website at www.aa.com under the links “Investor Relations”—  “Corporate Governance.”

Board Leadership and Structure

Pursuant to our Bylaws, the Board of Directors is responsible for filling the positions of Chairman and Chief Executive Officer, and the independent members of the Board of Directors elect the Lead Independent Director, with the persons they deem qualified, as well as for removing and replacing such persons as and when the Board of Directors may deem necessary or appropriate. The Board of Directors periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

The Board of Directors is currently led by Mr. Parker, our Chairman and Chief Executive Officer, and Mr. Cahill, our Lead Independent Director. We believe that our current leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by independent directors.

The Board of Directors believes that having Mr. Parker serve as both Chairman and Chief Executive Officer is the most effective leadership structure for the Company at this time. Mr. Parker has over 30 years of experience in the airline industry, over 15 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience and prior service as a director of other large public companies. This experience makes him uniquely well positioned to lead AAG’s business, operations and strategy.

The combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the Company, effective and efficient implementation of corporate strategy and is important in unifying our employees behind a single vision. The combination of the Chief Executive Officer and Chairman roles is balanced by our strong Lead Independent Director position, by the independence of all of our other directors, each of whom has significant experience in leadership roles at public companies and other large, complex organizations and by the four principal committees of the Board of Directors, each of which consists solely of independent directors.

Lead Independent Director Responsibilities

The Board of Directors recognizes the importance of strong independent Board leadership. As such, the independent directors of the Board elect periodically a Lead Independent Director when the Chairman is not independent. The Board believes that the Lead Independent Director provides the Company and the Board with the same independent leadership, oversight and benefits that would be provided by an independent Chairman. As a result of our stockholder engagement over the past year, we amended our Bylaws to allow for the selection of the Lead independent Director by only the independent directors of the Board, and codified our existing practices regarding the authority and role of the Lead Independent Director to enhance transparency and ensure that the appropriate balance of authority, already characteristic of our governance practices, is memorialized in our governing documents.

The Lead Independent Director’s duties include the following significant responsibilities:

✓    Presidesat all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

✓    Servesas liaison between the Chairman and the independent directors;

✓     Ensuresthat the Board has proper input into the types and forms of information sent to the Board;

✓     EstablishesBoard meeting agendas;

✓    Ensuresthat the Board has proper input into meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items;

✓    Hasthe authority to call meetings of the independent directors;

✓     Consultsand communicates directly with major stockholders, as requested by such stockholders;

✓    Actsas a sounding board and advisor to the Chairman; and

✓    Guidesthe CEO succession planning process in conjunction with the Compensation Committee.

American Airlines Group	PROXY STATEMENT	27

The independent directors of the Board have elected Mr. Cahill to serve as the Board’s Lead Independent Director. Mr. Cahill has been a member and the Lead Independent Director of the Board of Directors since December 2013. He also serves as a member of our Audit Committee and Corporate Governance and Nominating Committee. Mr. Cahill’s extensive leadership and operations experience in executive leadership roles at global public companies, including as Vice Chairman of Kraft Heinz, Chairman and Chief Executive Officer of Kraft Foods Group and Chairman and Chief Executive Officer of Pepsi Bottling, his accounting and financial expertise and public company board and corporate governance experience, make him qualified to serve as Lead Independent Director of our Board of Directors.

Director Independence

The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and listing standards of the NASDAQ Stock Market (“NASDAQ”). The Governance Guidelines define an “independent” director as one who:

•	is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	is not, and has not at any time during the past three years been, employed by the Company;

•	has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board of Directors or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•	is not, and does not have a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities and (B) payments under non-discretionary charitable contribution matching programs;

•	is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;

•	is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not, and does not have a Family Member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and

•	satisfies any additional requirements for independence promulgated from time to time by NASDAQ.

The Governance Guidelines also provide that the Board of Directors will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between the Company and a director. The Corporate Governance and Nominating Committee reports annually to the full Board of Directors on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertake an annual review of director independence. Based on the Corporate Governance and Nominating Committee’s review in April 2017, the Board of Directors affirmatively determined that all of our directors are independent under the standards provided in the Governance Guidelines and under applicable NASDAQ listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer, who is an employee.

The following types and categories of transactions, relationships and arrangements were considered by our Board of Directors in making its independence determinations:

•	Each of Ms. Kronick and Messrs. Albaugh, Cahill and Nesbitt serves as a member on the board of directors of companies that engage in ordinary course commercial transactions with AAG involving goods or services other than air transportation.

•	Messrs. Albaugh, Benjamin and Schifter serve as senior advisors to Perella Weinberg Partners, Cyrus Capital Partners and TPG, respectively. These funds may have investments in us and/or companies with which we do business in the ordinary course. Messrs. Albaugh, Benjamin and Schifter are not partners in or executive officers of such companies, nor are they deemed to beneficially own the securities held by such companies.

•	Mr. Ibargüen is the President and Chief Executive Officer of the John S. and James L. Knight Foundation, which purchases air carrier services from us in the ordinary course of business. The payments from the foundation to AAG were significantly below 1% of AAG’s revenues during each applicable year.

The Board of Directors has concluded that these transactions and arrangements do not impair the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

28	PROXY STATEMENT	American Airlines Group

Board Tenure and Diversity

We believe that fresh perspectives and new ideas are critical to a forward-looking and strategic Board. At the same time, given the extremely complex nature of our business, it is equally important to benefit from the valuable experience and institutional knowledge that longer-serving directors bring to the boardroom. In November 2015, we added two new directors to our Board, Ms. Kronick and Mr. Nesbitt. Our remaining directors joined our Board in December 2013 at the effective date of the Merger. Five directors were designated by the Search Committee appointed by the Debtors’ Official Committee of Unsecured Creditors in the voluntary cases commenced by AMR under chapter 11 of title 11 of the Code (the “Chapter 11 Cases”) and certain creditors. Two directors were designated by AMR prior to the effective date of the Merger and were determined to be reasonably acceptable to the Search Committee and three directors were designated by US Airways Group prior to the effective date of the Merger. The Board of Directors also strongly believes that the current mix of directors provides the Company with an appropriate balance of knowledge, experience and capability, allowing us to leverage the deep company experience and knowledge of AMR and US Airways Group in addition to new viewpoints and innovative ideas among newer directors.

Our Board of Directors believes that diversity is an important aspect of an effective board. The Corporate Governance and Nominating Committee seeks to recommend individuals to the Board of Directors with, among other things, a diversity of skills, experience, expertise and perspective appropriate for the business and operation of the Company. We recognize the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board of Directors is diverse in many ways, with differing geographic, business and racial backgrounds. Our Board of Directors currently includes two African American, one Hispanic and two female directors.

Board Self-Evaluation

Our Governance Guidelines and Corporate Governance and Nominating Committee charter provide that the Corporate Governance and Nominating Committee must conduct an annual assessment of the performance of the Board of Directors, including the committees, and provide the results to the full Board of Directors for discussion. The purpose of the review is to increase the effectiveness of the Board of Directors as a whole and of each of the committees. The assessment includes an evaluation of the Board of Directors and each committee’s contribution as a whole, of specific areas in which the Board of Directors, the applicable committee and/or management believe better contributions could be made and of the overall make-up and composition of the Board of Directors and its committees.

Board Meetings

The Board of Directors conducts its business through meetings of the full Board of Directors and committees of the Board of Directors. The Board of Directors regularly meets with only independent directors of the Board of Directors present. During 2016, the Board of Directors held eight (8) meetings, seven (7) of which were in-person meetings that included executive sessions comprised of only independent directors. In 2016, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served.

American Airlines Group	PROXY STATEMENT	29

Committees

The Board of Directors currently has four standing, principal committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee. The primary responsibilities, membership and meeting information for the committees of our Board of Directors during 2016 are summarized below. A copy of the charter of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.”

Audit Committee	Primary Responsibilities

Members in 2016:

Matthew J. Hart (Chair)

John T. Cahill

Michael J. Embler

Alberto Ibargüen

Martin H. Nesbitt

Meetings in 2016: 5

The Board of Directors has determined that each member is independent under SEC and NASDAQ rules and the Governance Guidelines. Each member is a “financial expert” under applicable SEC rules and has the financial management expertise required by NASDAQ listing standards.

•  Oversee the Company’s internal accounting function; report to the Board of Directors with respect to other auditing and accounting matters

•  Appoint or replace the independent auditor; oversee the work of the independent auditor for the purpose of preparing or issuing an audit report or related work, including determining the scope of annual audits and fees to be paid

•  Pre-approve audit and permitted non-audit services provided by the independent auditor

•  Oversee the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls and procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact the Company’s financial statements

•  Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•  Review and approve all significant conflicts of interest and related party transactions in accordance with Company policies

Compensation Committee	Primary Responsibilities

Members in 2016:

Richard C. Kraemer (Chair)

James F. Albaugh

Jeffrey D. Benjamin

Alberto Ibargüen

Denise M. O’Leary

Meetings in 2016: 8

The Board of Directors has determined that each member is independent under NASDAQ rules and the Governance Guidelines, is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

•  Review and approve the Company’s overall compensation strategy and policies, including performance goals for executive officers

•  Review the relationship between the Company’s compensation strategy and risk management policies; oversee succession planning and workforce diversity

•  Evaluate the performance of the Company’s Chief Executive Officer and approve his compensation and other terms of employment

•  Evaluate the performance of and determine the compensation and other terms of employment of the other executive officers and other members of senior management

•  Administer the Company’s incentive and stock plans and other employee benefit plans, including establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and making all other decisions regarding the operation of such plans

30	PROXY STATEMENT	American Airlines Group

Corporate Governance and Nominating Committee	Primary Responsibilities

Members in 2016:

Ray M. Robinson (Chair)

James F. Albaugh

John T. Cahill

Susan D. Kronick

Denise M. O’Leary

Meetings in 2016: 3

The Board of Directors has determined that each member is independent under NASDAQ rules and the Governance Guidelines.

•  Oversee all aspects of the Company’s corporate governance functions, including the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance

•  Conduct an annual review of director independence and the performance of the Board of Directors, including the committees

•  Identify individuals qualified to become members of the Board of Directors and recommend the selection of director nominees

•  Review and assess the Governance Guidelines, which among other things, sets forth the responsibilities and authority of our Lead Independent Director, and recommend any changes deemed appropriate to the Board

•  Take actions with respect to incumbent directors who fail to receive the required vote for reelection in uncontested elections

•  Review and evaluate, with the Company’s management, the Company’s governance-related risks and risk management practices

•  Oversee the Company’s political contributions and lobbying activities; periodically review reports on the Company’s corporate and Political Action Committee political contributions

•  Review the compensation of the non-employee members of the Board of Directors and making recommendations regarding changes to the full Board

Finance Committee	Primary Responsibilities

Members in 2016:

Richard P. Schifter (Chair)

Jeffrey D. Benjamin

Michael J. Embler

Susan D. Kronick

Martin H. Nesbitt

Meetings in 2016: 12

The Board of Directors has determined that each member is independent under NASDAQ rules and the Governance Guidelines.

•  Oversee of the Company’s financial affairs and capital spending

•  Recommend to the Board financial policies and courses of action that will effectively accommodate the Company’s goals and operating strategies

•  Supervise the Company’s dividend and share repurchase program

•  Review, approve and/or recommend to the Board of Directors our annual budget and financing plans and other matters related to the Company’s financial and strategic planning.

•  Oversee the Company’s financial risk management practices

Compensation Committee Process for Executive Compensation. The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers. The Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and programs; approves awards under those plans; reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans; and determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee may delegate all or a portion of its authority to administer our compensation and benefits plans to a subcommittee, to another committee of the Board of Directors or to one or more executive officers, provided that any such delegation does not include the authority to make stock incentive grants to any executive officer. The Compensation Committee has delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board of Directors or the Compensation Committee.

Each year, the Compensation Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates our executive officers’ individual performance and approves the Compensation Committee’s report for our proxy statement. The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee, at a meeting of a subcommittee to which certain authority to grant equity awards has been delegated or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Throughout the year, as needed or appropriate, the Compensation Committee considers merit increases in base salaries for executive officers and approves

American Airlines Group	PROXY STATEMENT	31

compensation for internal promotions and new hires of executive officers. The Compensation Committee also monitors and evaluates our benefit plans and agreements with executive officers and management employees throughout the year and recommends adjustments as needed.

The Compensation Committee generally receives information from the Chief Executive Officer, the Executive Vice President—People and Communications and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine executive compensation.

During 2016, Willis Towers Watson assisted the Compensation Committee in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers. The total annual expense for the executive compensation advising services provided to us by Willis Towers Watson, during 2016 was approximately $189,394.

Also during 2016, specialized teams at Willis Towers Watson provided actuarial valuation and consulting services relating to health and welfare plans, retirement plans (including for Canada), workers compensation and aviation/property and casualty, for aggregate fees of approximately US $4.1 million and CAD $378,454. The Willis Towers Watson personnel who performed actuarial valuation and consulting services for us operated separately and independently of the Willis Towers Watson personnel who performed executive compensation-related services for us. While the decision to engage Willis Towers Watson for such other services was made by management, the Compensation Committee assessed whether the services provided by Willis Towers Watson raised any conflicts of interest pursuant to applicable SEC and NASDAQ rules and concluded that no such conflicts of interest existed.

Corporate Governance and Nominating Committee Process for Director Compensation. The Corporate Governance and Nominating Committee’s charter gives the Corporate Governance and Nominating Committee the authority and responsibility for reviewing the compensation of the non-employee members of the Board of Directors and making recommendations regarding changes to the full Board of Directors. The Corporate Governance and Nominating Committee also periodically reviews the compensation paid to non-employee directors for their service on the Board of Directors and its committees and recommends any changes to the full Board of Directors for its approval.

The Corporate Governance and Nominating Committee generally receives proposals and information from outside consultants and publications in connection with its review of director compensation. In January 2016, Willis Towers Watson assisted the Corporate Governance and Nominating Committee in reviewing director compensation. The Corporate Governance and Nominating Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Board Role in Risk Oversight

The Board of Directors is responsible for the Company’s ongoing assessment and management of material risks impacting our business. The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board of Directors, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk. The Board relies on each Board committee to oversee management of specific risks related to that committee’s function. The Board of Directors has not established a separate risk committee because the Board of Directors believes that the most significant risks we face are most properly directly overseen by the full Board of Directors or, in certain cases, the appropriate standing committee which consider the risks within their area of responsibility.

For example, our most significant strategic, financial and operations risks are frequently reviewed by the full Board of Directors. The Board of Directors oversees the management of the largest risks we face, including risks associated with safety, the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems and labor issues and costs.

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Financial Officer, Executive Vice President—Corporate Affairs, Senior Vice President, General Counsel and Chief Compliance Officer, Vice President and Controller, Vice President and Deputy General Counsel, Corporate Secretary and external advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The Compensation Committee oversees risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy,

32	PROXY STATEMENT	American Airlines Group

as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer and Executive Vice President—People and Communications to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer, President and Chief Financial Officer meet periodically with the Finance Committee to discuss and advise on elements of these risks.

Risk Assessment with Respect to Compensation Practices

Management and the Compensation Committee, with the support of the compensation consultant, have reviewed the compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our basis for this conclusion includes that our compensation programs, and especially our executive compensation programs, are designed to include the following features:

•	Formulaic annual and long-term incentive plan awards with maximum pay-out caps or guidelines instead of discretionary pay-out decisions. The AAG Short-term Incentive Program includes an individual modifier component that is subject to the Compensation Committee’s discretion and can only be implemented by a resolution of the Compensation Committee or within limited bounds approved by the Compensation Committee.

•	Equity incentive awards contain defined, overlapping and concurrent performance or time based vesting periods that are intended to extend the measurement of pre-defined goals or time periods to incentivize long-term rather than short-term results.

•	Our incentive compensation plans include a diverse and blended set of pre-established goals and metrics that focus on a variety of areas across the Company and may include financial and/or the achievement of individual goals. In addition, the goals established in our executive compensation programs are not subject to adjustment without Compensation Committee approval.

•	Our senior executives are all at-will employees and have modest severance and retirement benefits, which together act to minimize excessive risk-taking behaviors.

•	Mr. Parker’s direct compensation is solely in the form of equity incentives. All of Mr. Parker’s equity incentives are subject to staggered service-vesting conditions that incentivize sustained long-term appreciation of our stock price and, in the case of more than half of the equity incentives, are also subject to performance-vesting conditions tied to financial metrics that incentivize long-term, industry-leading financial performance.

•	We maintain stock ownership guidelines and a clawback policy for executive officers that further reduce undue risk-taking incentives. Senior executives have actual stock ownership that is well in excess of the required minimum.

•	Actual performance results for incentive programs for employees at the level of director and above are reviewed and verified by a variety of departments (including finance, human resources, operations and legal) and are also reviewed by our internal auditor. These results are reported to the Compensation Committee, the Audit Committee and the Board of Directors.

•	Our Insider Trading Policy and Authorization to Trade process monitors employee transactions in Company stock, including transactions from recently separated employees.

•	Our Company and our compensation profile do not include any of the following risk characteristics: a business unit which carries a significant portion of our risk profile; a business unit with compensation structured differently than other units within the Company; a business unit that is significantly more profitable than other units within the Company; a business unit where compensation expense is a significant percentage of the business unit’s revenue; or compensation programs that vary significantly from our overall risk and reward structure of the Company, such as when bonuses are awarded upon accomplishment of a task, while the income and risk to the Company from that completed task extend over a significantly longer period of time. For director and above employees, all our performance-based compensation programs are based on overall corporate performance, rather than the performance of any business unit or group.

•	The Company maintains separate bonus programs for two organizations that are based on that organization’s performance; however, the number of participants and the payments under these programs are small and capped and no executives participate in the programs.

•	For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 42.

Annual Meeting Attendance

Our Governance Guidelines provide that each of our directors is expected to attend our annual meeting of stockholders, except where unusual circumstances arise. Twelve of the 13 directors who were then serving in office attended our 2016 annual meeting of stockholders.

American Airlines Group	PROXY STATEMENT	33

Director Continuing Education

Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

Communications with the Board of Directors and Non-Management Directors

The Board of Directors has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board of Directors, a standing committee of the Board of Directors or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

P.O. Box 619616, MD 5675

Dallas/Fort Worth International Airport, Texas 75261

Our Vice President and Deputy General Counsel, or someone acting on his behalf, will review the communications with the directors, a standing committee of the Board of Directors or an officer, in each case depending on the facts and circumstances outlined in the communication. The Corporate Governance and Nominating Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board of Directors or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the Corporate Governance and Nominating Committee. As provided in our Governance Guidelines, our Lead Independent Director, Mr. Cahill, has been designated as the primary director representative for consultation and direct communication with our stockholders.

34	PROXY STATEMENT	American Airlines Group

CORPORATE SOCIAL RESPONSIBILITY

We, along with our customers, investors, employees and other stakeholders, understand that a modern approach to running our airline must be aligned with a commitment to corporate social responsibility. We believe that integrating social and environmental value into our business as part of that commitment generates long-term value for our business, our stockholders and the global community at large. In addition to our overall dedication to ethical and accountable business practices, our corporate social responsibility commitments include the areas of environmental sustainability, diversity and inclusion and community connections.

We take responsibility and sustainability seriously. For further information on these and dozens of other social responsibility initiatives, please see our Corporate Responsibility Report, available on our website at www.aa.com.

Environmental Sustainability

As a global airline, we believe it is our responsibility to manage our environmental footprint and have taken a number of actions that mitigate our greenhouse gas emissions, such as:

•	Aggressively retiring older aircraft and replacing them with new, more fuel-efficient aircraft. Our fleet is the youngest among the top U.S. network airlines. By the end of 2017 we expect the average age of our aircraft to be less than 10 years old. Aircraft like the Boeing 787 Dreamliner improve fuel efficiency by up to 20% over similarly sized aircraft they replace through new engines, increased use of lightweight composite materials, more efficient systems applications and modern aerodynamics.

•	Purchasing renewable energy to minimize our indirect emissions. The Environmental Protection Agency announced American is now ranked 45th on their Fortune 500 list of the largest green power users.

•	Reducing fuel consumption through our Fuel Smart Program, which is an employee-led effort to safely reduce fuel consumption. Initiatives include reducing usage of the auxiliary power unit, optimizing planned aircraft arrival fuel, washing engine components for maximum efficiency and reducing aircraft weight by removing unnecessary items.

•	Working with the Federal Aviation Administration (the “FAA”) and vendors to facilitate efficient airspace procedures, which also reduce aircraft emissions.

•	Replacing existing cargo containers with lightweight versions. Through this initiative, we have achieved more than 500,000 gallons in fuel savings and a reduction of more than 5,000 metric tons in carbon dioxide emissions.

•	Replacing older, inefficient ground support equipment with new, more fuel-efficient ground support equipment, including alternative-fuel and electric powered equipment.

•	Seeking certification of our buildings to the U.S. Green Building Council Leadership in Energy and Environmental Design (“LEED”) standard, to the extent feasible. Our new headquarters under construction in Fort Worth, Texas is designed to meet LEED Gold standard. Other facilities meeting LEED Gold standard include our Philadelphia International Airport (“PHL”) Terminal F Baggage Claim Building and San Francisco International Airport (“SFO”), Terminal 2. Our facilities meeting LEED Silver standard include our PHL ground support equipment shop and SFO Admirals Club in Terminal 2.

•	Launching a partnership with Ocean Park to assist with evaluating alternative jet fuels and identifying the most promising companies and technologies.

Diversity and Inclusion

We believe that diversity and inclusion are a key way that our Company achieves success and are committed to maintaining a workplace where all employees feel they can prosper. Highlights of our ongoing practices and recognition in this area include:

•	Maintaining a Diversity Advisory Council, composed of two representatives from each of our 20 Employee Business Resource Groups, which fosters interaction and engagement on a number of social and cultural issues.

•	Receiving the 2016 “Top 25 Honors Award” by our Diversity Advisory Council and being recognized by the Association of Employee Resource Groups & Councils.

•	Receiving, for the 16th consecutive year, the highest possible ranking by the Human Rights Campaign in the 2017 Corporate Equality Index, a nationally recognized benchmark of America’s top workplaces for inclusion of LGBT employees.

•	Receiving the top score of 100 on the 2016 Disability Equality Index® and being named a “2016 DEI Best Places to Work.”

•	Promoting supplier inclusion through our Supplier Diversity Program, which proactively seeks out diverse suppliers, such as women-, minority- or LGBT-owned businesses, as well as small businesses that are owned by the disadvantaged, veterans, service-disabled veterans and those with HUBZone certification. In addition, American was recognized for its Supplier Diversity Program; recognition in this regard includes 2016 WE USA 100 Corporation of the Year, 2016 Corporate 101: Most Admired Companies and 2017 LGBTQ Business Equality Excellence Award.

•	Receiving recognition from diversity-focused magazines in 2016, including Top Employer from Black EOE Journal, Professional Woman’s Magazine, HISPANIC Network Magazine and DIVERSEability Magazine.

American Airlines Group	PROXY STATEMENT	35

Community Connections

We are committed to developing relationships with and supporting the communities where we operate. Key achievements in 2016 include:

•	Our employees participated in more than 19,000 volunteer events in their communities, contributing more than 125,000 hours of volunteer time in the communities where they live and where we provide service. In addition, as part of the Company’s Flights for 50 awards program, our employees donated more than 20 million frequent flier miles to nonprofit organizations in their communities.

•	Raising more than $2.5 million for veteran and military initiatives at the annual American Airlines Skyball event in Dallas-Fort Worth, our premier fundraising event to support the Airpower Foundation, a non-profit that supports all branches of our military, veterans and their families, and more than $1.3 million for the Susan G. Komen Young Investigator Grant program.

•	Awarding more than $750,000 in scholarships through the American Airlines Education Foundation to nearly 300 children of employees—more money than ever before.

•	Supporting the Cystic Fibrosis Foundation for the 32nd Annual Celebrity Ski Cystic Fibrosis event, which raised over $1 million. With these funds, this successful partnership has now raised over $35 million towards medical research for new treatment drugs developed to manage and eventually cure cystic fibrosis.

•	Supporting our new partnership with Stand Up to Cancer (“SU2C”), a unique cancer charity model that assembles collaborative (not competitive) teams of researchers who are united in their goal to eliminate all cancer. As of the end of 2016, we have raised $1.4 million for SU2C. We also launched the Miles to Stand Up program, which gives AAdvantage® miles for donations of $25 or more.

•	Looking ahead, we intend to support Warlick’s Warriors, the charity of Peter Warlick, an American Airlines officer and aviation industry leader who has been diagnosed with amyotrophic lateral sclerosis (ALS). We have committed to fund $1 million toward the charity’s research efforts to find a cure, including from funds raised through our Dallas-Fort Worth Charity Golf Event that we launched in 2016.

Codes of Ethics

Our employees, including our principal executive officer and principal financial and accounting officer, and our directors are governed by one of two codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable NASDAQ listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. We intend to post amendments to or waivers from the Codes of Ethics as required by applicable SEC and NASDAQ rules at this location on our website.

Public Policy Advocacy and Political Contributions

Engagement in the political, legislative and regulatory process is important to the success of the Company. The Company has adopted Policies on Public Policy Advocacy and Political Contributions that set forth the ways by which the Company participates in the political, legislative and regulatory process. The Company does not make direct contributions to candidates for federal political office, and although the Company generally does not make direct contributions to candidates for state and local political office, we have not adopted a policy against such contributions. All political contributions comply with applicable laws, and we disclose our contributions publicly as required by law. The Company’s Policies on Public Policy Advocacy and Political Contributions also set forth the trade and industry associations that we participate in that support our public advocacy efforts. Employees may also voluntarily participate in the political process by joining the Company’s non-partisan political action committee, the American Airlines Political Action Committee (PAC), which is governed by comprehensive federal, state and local regulations that require the filing of monthly reports with the Federal Election Commission among other reporting and disclosure requirements. Compliance and oversight over the Company’s political engagements is provided by our Executive Vice President—Corporate Affairs and the Corporate Governance and Nominating Committee of the Board.

For further information, please see our Policies on Public Policy Advocacy and Political Contributions, available on our website at www.aa.com.

36	PROXY STATEMENT	American Airlines Group

DIRECTOR COMPENSATION

The table below provides information regarding compensation we paid to our non-employee directors in 2016. The compensation elements are described in the narrative following the table. W. Douglas Parker, our Chairman and Chief Executive Officer, is not included in the table because he is an employee and receives no compensation for his service as Chairman or as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)(c)	Option Awards ($)(c)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(d)	Total ($)
James F. Albaugh	130,000	150,000	-	-	28,808	308,808
Jeffrey D. Benjamin	130,000	150,000	-	-	55,568	335,568
John T. Cahill	160,000	150,000	-	-	52,988	362,988
Michael J. Embler	130,000	150,000	-	-	19,080	299,080
Matthew J. Hart	135,000	150,000	-	-	45,403	330,403
Alberto Ibargüen	130,000	150,000	-	-	25,296	305,296
Richard C. Kraemer	135,000	150,000	-	-	50,690	335,690
Susan D. Kronick(e)	127,774	220,000	-	-	18,466	366,240
Martin H. Nesbitt(e)	127,774	220,000	-	-	47,930	395,704
Denise M. O’Leary	130,000	150,000	-	-	61,678	341,678
Ray M. Robinson	135,000	150,000	-	-	21,615	306,615
Richard P. Schifter	135,000	150,000	-	-	32,368	317,368

(a)	The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2016 for service as a director, including annual retainer, committee, chair, meeting and lead independent director fees.

(b)	The amounts represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of 4,613 RSUs granted to each director on June 8, 2016, which will vest fully on June 8, 2017, subject to the continued service of the director through the vesting date. Additionally, for Ms. Kronick and Mr. Nesbitt, represents the aggregate grant date fair value of an additional pro-rated grant of 1,767 RSUs on January 27, 2016 in connection with their initial appointment to the Board. See footnote (e) below.

(c)	The table below shows the aggregate number of outstanding options and stock awards held by each of our directors at December 31, 2016.

Name	Options	RSUs
James F. Albaugh	-	4,613
Jeffrey D. Benjamin	-	4,613
John T. Cahill	-	4,613
Michael J. Embler	-	4,613
Matthew J. Hart	4,125	4,613
Alberto Ibargüen	-	4,613
Richard C. Kraemer	4,125	4,613
Susan D. Kronick	-	4,613
Martin H. Nesbitt	-	4,613
Denise M. O’Leary	4,125	4,613
Ray M. Robinson	-	4,613
Richard P. Schifter	-	4,613

American Airlines Group	PROXY STATEMENT	37

(d)	The amounts include (i) the value of flight privileges received in 2016, (ii) tax reimbursements that we paid to our directors in 2017 for flight privileges provided to them in 2016 and (iii) reimbursements of tax interest and tax preparation fees payable by each director as a result of an administrative error by the Company in reporting 2015 income and an additional gross-up to make each director whole for the taxes on such reimbursed amounts. Amounts also include the portion of the premiums paid by us on behalf of Messrs. Hart, Kraemer and Schifter and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program, which is described more fully below in the section entitled “Legacy Director Compensation Programs.”

Name	Flight Privileges ($)	Tax Gross-Up on Flight Privileges ($)	Tax Reimbursement and Gross-Up ($)	Insurance Premiums ($)
James F. Albaugh	9,225	9,225	10,358	-
Jeffrey D. Benjamin	20,881	20,881	13,806	-
John T. Cahill	20,407	20,407	12,174	-
Michael J. Embler	6,283	6,283	6,514	-
Matthew J. Hart	8,902	8,902	15,537	12,062
Alberto Ibargüen	11,523	11,523	2,250	-
Richard C. Kraemer	14,685	14,685	9,304	12,016
Susan D. Kronick	9,233	9,233	-	-
Martin H. Nesbitt	23,965	23,965	-	-
Denise M. O’Leary	7,408	7,408	42,896	3,966
Ray M. Robinson	6,439	6,439	8,737	-
Richard P. Schifter	9,015	9,015	2,322	12,016

(e)	Ms. Kronick and Mr. Nesbitt were appointed to the Board on November 11, 2015 and received a prorated grant of 1,767 RSUs on January 27, 2016 for the partial quarter in which they served during the fourth quarter of 2015. These awards fully vested on June 8, 2016.

Director Compensation

The Corporate Governance and Nominating Committee periodically reviews the overall compensation of our directors in consultation with the Board of Directors and with the assistance of our management and, from time to time, the committee’s compensation consultant, Willis Towers Watson.

Annual Retainers

Effective January 27, 2016, at the recommendation of Willis Towers Watson and the Corporate Governance and Nominating Committee, the Board of Directors approved increasing the annual retainer for service on the Board of Directors by $10,000, the annual retainer for service on the Compensation, Corporate Governance and Nominating, or Finance Committees by $2,500 and the annual retainer for service as Chair of the Compensation, Corporate Governance and Nominating, and Finance Committees by $5,000. These increases were made following review of the market analysis presented by Willis Towers Watson which indicated that the Company’s total direct compensation has been below the median provided by the Fortune 150 and below the average provided by United and Delta.

Giving effect to these changes, the compensation for our non-employee directors included the following cash-based annual retainers:

•	an annual retainer of $100,000 for service on the Board of Directors;

•	an annual retainer of $15,000 for service on each of the Audit, Compensation, Corporate Governance and Nominating, or Finance Committees;

•	an annual retainer of $20,000 for service as the Chair of each of the Audit, Compensation, Corporate Governance and Nominating, or Finance Committees; and

•	an additional annual retainer of $30,000 for service as our Lead Independent Director.

Annual Grants of RSUs

Effective January 27, 2016, at the recommendation of Willis Towers Watson and the Corporate Governance and Nominating Committee, the Board of Directors also approved increasing the annual equity grant value by $10,000. Accordingly, on the date of the 2016 annual meeting of stockholders, each continuing non-employee director received a number of RSUs equal to $150,000 divided by the closing price of our Common Stock on the date of the annual meeting. The RSUs will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

38	PROXY STATEMENT	American Airlines Group

Under our director compensation policy, the cash retainers payable to new directors and RSU awards granted to any directors first appointed on dates other than an annual meeting are prorated. In addition to a partial cash retainer for their service during a portion of 2015, Ms. Kronick and Mr. Nesbitt, who were appointed to the Board on November 11, 2015, received prorated grant of 1,767 RSUs on January 27, 2016 that vested on the date of our 2016 annual meeting, consistent with the annual grants made to our directors in 2015.

Other Compensation

As is customary in the airline industry, during the period of time they serve on the Board of Directors, non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her immediate family members on American and American Eagle; 12 round-trip or 24 one-way passes for complimentary air travel for the non-employee director’s family and friends each year, as well as American Airlines Admirals Club® membership, and AAdvantage® Executive Platinum and ConciergeKeySM program status. Non-employee directors will receive a tax gross-up for imputed taxable income related to these flight privileges. In addition, these benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served for seven or more years or has otherwise vested in such benefits by virtue of the Merger or service with a predecessor airline or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

Some of our current directors are eligible to continue participation under certain legacy programs related to service for predecessor companies, as described below.

Legacy Director Compensation Programs

Following the closing of the Merger, certain legacy director compensation programs continue to be in effect, including the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”).

In 1994, America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. The current directors who are participants in the Charitable Contribution Program are: Ms. O’Leary and Messrs. Hart, Kraemer, Parker and Schifter. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares.

American Airlines Group	PROXY STATEMENT	39

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

Since January 1, 2016, the Company has not participated in, nor is there currently planned, any transaction or series of similar transactions with any of the Company’s directors, nominees, executive officers, holders of more than 5% of Common Stock or any member of such person’s immediate family that is required to be reported under Regulation S-K Item 404(a) of the rules of the SEC.

We have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures For Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our Company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics requires our employees, including our principal executive officer, principal financial and accounting officer and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either the Chair of the Audit Committee or the Chief Compliance Officer, as applicable. Once the Chair of the Audit Committee or the Chief Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.”

40	PROXY STATEMENT	American Airlines Group

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2016 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 1301.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Respectfully submitted,

Audit Committee
Matthew J. Hart (Chair)
John T. Cahill
Michael J. Embler
Alberto Ibargüen
Martin H. Nesbitt

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

American Airlines Group	PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the principles underlying our compensation policies for our “named executive officers” who for 2016 are:

•	W. Douglas Parker, our Chairman and Chief Executive Officer;

•	Derek J. Kerr, our Executive Vice President and Chief Financial Officer;

•	Robert D. Isom, Jr., our President;

•	Maya Leibman, our Executive Vice President and Chief Information Officer;

•	Stephen L. Johnson, our Executive Vice President—Corporate Affairs; and

•	J. Scott Kirby, our former President.

As described more fully below, our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but one that will also align employee contributions with our corporate objectives and stockholders’ interests.

Executive Succession Planning

To support our operational and overall corporate strategy as we transition away from our extremely successful integration following the Merger, in 2016 our Board of Directors engaged in intensive discussions regarding executive succession. Following conversations with our executives regarding career expectations and their marketability, the Board of Directors concluded that it would not be able to retain all members of our then existing executive team in their roles for an extended period and chose to proactively establish a team and structure that would best serve the Company for the longer term future.

As a result of our Board of Director’s succession planning analysis, Mr. Isom, who was then serving as our Executive Vice President and Chief Operating Officer, was promoted to President effective August 29, 2016, and Mr. Kirby transitioned out of that role, ceasing his service as our President as of such date. The Board of Directors believes that the resulting executive team, consisting of a streamlined structure with Mr. Isom taking on an expanded role, is well-prepared to lead the Company over the long-term and to continue to deliver value to our stockholders. In connection with Mr. Kirby’s separation, we entered into a Transition and Separation Agreement with him, which acknowledged his significant contributions to our team over 20 years, including his service as a key executive through the Merger and the 2005 merger of America West and US Airways. The terms of Mr. Kirby’s Transition and Separation Agreement are described below under “Change in Control Severance Benefits—Kirby Separation.”

Executive Summary

2016 In Review

The American Airlines team again produced outstanding results in 2016. Air Transport World named American as its 2017 Airline of the Year, citing our 2016 performance, the team’s integration work, operational and customer service improvements, and the significant investments we are making in our product. This recognition is entirely due to the great work of our 120,000 team members. Some of our major accomplishments in 2016 are listed below.

2016 financial performance.

•	We realized pre-tax profit of $4.3 billion, or $5.1 billion excluding net special charges. That was the second-best year in American Airlines history, second only to 2015. See Annex A for a reconciliation of pre-tax profit excluding net special charges, a non-GAAP measure.

•	We paid total cash dividends of $224 million ($0.10 per share per quarter) and returned $4.4 billion to our stockholders through stock repurchases. Since the program began in July 2014 through March 31, 2017, we have returned more than $10.2 billion to our stockholders through share repurchases and dividends.

We invested in our people.

•	We instituted a profit sharing program across all of our workgroups that pays 5% of our pre-tax profit excluding special items and paid $314 million under the program in early 2017.

•	We reached interim agreements with the TWU-IAM Association to provide pay increases for our mainline maintenance and fleet service personnel as we continue negotiations for a joint collective bargaining agreement. Additionally, we reached ratified five-year JCBAs for our dispatchers, flight crew training instructors, simulator pilot instructors and flight simulator engineers.

•	We announced industry-leading pay packages for pilots at our wholly-owned regional airlines Envoy, PSA and Piedmont in order to attract and retain the best pilots. As a result, we doubled both the first-year total compensation for new regional pilots and the monthly rate of hiring for pilots of those airlines.

•	We invested over $20 million to provide capability building opportunities to over 18,000 team members and leaders in the important areas of leadership development, enhanced customer service, and teamwork.

42	PROXY STATEMENT	American Airlines Group

We invested in our products and our operations.

•	We invested approximately $4.4 billion in new aircraft, including 55 new mainline and 42 new regional aircraft and retired 71 mainline and 41 regional aircraft. As a result of our ongoing fleet renewal program, we have the youngest fleet of the major U.S. network carriers. With these new deliveries, our mainline average age has dropped to approximately ten years, further widening the age gap between American and our peers.

•	We hired additional personnel and invested in new equipment and technology to support our operations. In the fourth quarter of 2016, we achieved our best monthly completion factor, on-time performance, and baggage handling performance since the Merger.

•	We redesigned our AAdvantage® loyalty program to award mileage credits based on the price of tickets purchased, enabling elite members to earn even more miles based on their status level. During 2016, the AAdvantage® program was named Best Elite Program in the Americas by the Freddie Awards.

•	We became the first U.S. carrier to introduce Premium Economy, a new class of service on international flights with more legroom, wider seats, and enhanced meal service and amenity kits. Premium Economy debuted on our new Boeing 787-9s and we will expand it to most other international wide-body aircraft by the end of next year.

•	We made several other customer experience improvements including the reintroduction of free snacks in the main cabin, the launch of complimentary in-flight entertainment and the redesign and upgrade of many Admirals Club lounges. We also continued to expand lie-flat Business Class seats on our international fleet and announced plans to install fast satellite-based Internet connectivity on hundreds of aircraft.

•	In March 2017, we agreed to make a $200 million equity investment in China Southern Airlines, the largest airline in China, creating a strong foundation for a long-term relationship between two of the world’s biggest carriers.

We made tremendous progress in integrating our airline.

•	We integrated all mainline pilots and our mainline fleet into a single scheduling system, allowing us to schedule pilots and aircraft seamlessly across the network.

Corporate social responsibility.

•	American received, for the 16th consecutive year, the highest possible ranking by the Human Rights Campaign in the 2017 Corporate Equality Index, a nationally recognized benchmark of America’s top workplaces for inclusion of LGBT employees.

•	American Airlines employees participated in more than 19,000 volunteer events in their communities, contributing more than 125,000 hours of volunteer time in the communities where they live and where American provides service. In addition, as part of the Company’s Flights for 50 awards program, American employees donated more than 20 million frequent flier miles to nonprofit organizations in their communities.

•	The Environmental Protection Agency announced American is now ranked 45th on their Fortune 500 list of the largest green power users.

Commitment to Pay for Performance; Competitive Compensation

CEO compensation. From the time of the Merger, Mr. Parker has demonstrated his commitment to fair pay, paying for performance and aligning executive interests with that of our stockholders, including initiating the following exceptional actions with respect to his compensation:

•	In 2014, because many of our represented employees were not yet paid at the same rates as their peers at Delta and United, Mr. Parker’s 2014 total target direct compensation was set at 22% below the average for his peers at Delta and United, which the Compensation Committee determined was the appropriate level to honor his wishes while providing incentive for him to attain stockholder value.

•	Effective May 1, 2015, at Mr. Parker’s request, our Compensation Committee determined to provide 100% of his direct compensation in the form of equity incentives in lieu of base salary and annual cash incentive compensation. That helped the Committee advance its commitment to paying for performance and further aligned Mr. Parker’s interests with that of our stockholders.

•	Also at his request, in April 2016, our Compensation Committee agreed to eliminate his employment agreement and our obligations under the agreement such that Mr. Parker is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of that employment agreement. However, notwithstanding the elimination of Mr. Parker’s employment agreement, he has agreed to remain obligated with respect to the employment agreement covenants that required post termination confidentiality and non-solicitation of employees.

For 2016, Mr. Parker’s total target direct compensation, which was provided solely in the form of long-term equity incentives, was set approximately 22% below the average total direct compensation of his peers at Delta and United (using the most recent publicly available data), consistent with the positioning our Compensation Committee had approved in 2014. This positioning continues to honor Mr. Parker’s public commitment that his compensation be set below that of his peers at least until the Company’s line employees enjoyed compensation equivalent to their counterparts at United and Delta.

Our other named executive officers’ compensation. The target direct compensation provided to our other named executive officers is competitive with that of the other large network airlines. For 2016, our other named executive officers received an

American Airlines Group	PROXY STATEMENT	43

approximate 3-4% merit-based increase to their total target direct compensation over 2015 levels as part of the 3% budgeted increase for the broader support staff and management team population. In addition, between 85% and 89% of their 2016 total target compensation was comprised of variable pay. As a result, the compensation ultimately realized by our other named executive officers will be significantly determined by our financial performance and the performance of our stock, and is therefore closely aligned with the interests of our stockholders.

In addition, in April 2017, at their request, all of the executive officers who were party to change in control and severance benefits agreements voluntarily terminated their agreements, which provided for severance payments upon qualifying terminations. These agreements were entered into with US Airways Group prior to 2010 and were assumed in connection with the Merger. As a result of the voluntary forfeiture of these agreements, none of our named executive officers are contractually entitled to any cash severance or continued healthcare benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by them under Section 4999 of the Code.

Pay mix. The pie charts below show the target mix of each element of the 2016 total compensation package for (i) our Chief Executive Officer and (ii) our other named executive officers, showing our strong emphasis on variable pay, which could only be earned based on the key performance objectives discussed in the section below.

Key Performance Objectives

We design our annual and long-term incentives to include performance metrics that focus on profitability and operating efficiency.

For 2016, we retained the overall structure and performance metrics under our annual cash incentive program and long-term incentive program from our 2015 program. As in 2015, our 2016 annual cash incentive program was based on pre-established adjusted pre-tax income targets, subject to the Compensation Committee’s discretion to increase an award by up to 50% or reduce an award to zero based on individual performance. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Under the program, the short-term incentive target payment was payable if we earned $5.0 billion in pre-tax profit in 2016 and no incentive would be earned if pre-tax profit was below $3.5 billion. The Committee is committed to setting rigorous goals under the short-term incentive program and set these levels following consideration of broad market factors, including the fuel price environment and our institution of a profit sharing program across all of our workgroups beginning in 2016. Our 2016 long-term incentive program for our named executive officers incorporated both performance- and time-vesting equity components, with the performance-vesting component weighted at least 50% by value to further align management and stockholder interests.

Because they are delivered in shares of our Company’s stock, the value of RSUs that comprise our executives’ equity incentives is directly aligned with stockholder returns. Moreover, the performance-vesting component of the RSUs will be earned, if at all, not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin as compared to that of a pre-defined group of airlines. The number of shares earned will vary between 50% and 200% of the target number of performance-vesting RSUs depending on our relative performance, and no shares will be earned if threshold performance is not achieved. Relative pre-tax income margin maintains a focus on profitability and operating efficiency, and we believe it is an effective measure of relative financial performance in our industry.

For 2017 awards, the Compensation Committee has incorporated a three-year relative TSR modifier into the performance-vesting component of the restricted stock units in addition to the relative three-year pre-tax income margin measure. Incorporating the effect of this TSR modifier (±25%), the payout range remains unchanged from 2016 (with the number of shares earned varying between 50% and 200% of the target number of performance-vesting RSUs depending on our relative performance with respect to both performance measures); provided, that if the Company’s absolute TSR over the measurement period is negative, no upward adjustment would be made to the payout based on this modifier and the maximum number of shares that may be earned will be capped at 160%. We believe that adjusting performance achievement positively or negatively based on relative TSR demonstrates our commitment to generating returns for our stockholders and will further align management with stockholder interests.

44	PROXY STATEMENT	American Airlines Group

Commitment to Effective Compensation Governance

We are committed to good compensation governance and have adopted compensation policies and practices in furtherance of our commitment, including the following:

What We Do	What We Do NOT Do

✓     Clawback Policy for all incentive compensation paid to our executive officers, including payouts under our cash incentive programs and all equity awards.

✓    Stock Ownership Guidelines that further align our executive officers’ long-term interests with those of our stockholders.

✓     Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓    Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk to the Company.

✓     Equity Award Grant Policy that establishes objective, standardized criteria for the timing of equity awards granted to our employees.

✓    Tally Sheet Review. We conduct a comprehensive overview of all compensation, including a historical overview of total compensation targets and actual payouts as well as current vested and unvested stock holdings.

✓     At-Will Employment. Our executive officers are all at-will employees and none of our executive officers have an employment agreement.

×     No Severance or Change in Control Agreements. None of our executive officers have a severance or change in control agreement.

×     No Excessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer’s compensation. We do not provide company cars, personal club memberships, home security protection, private jet travel for personal use or protection on home sale loss in a relocation.

×     No Guaranteed Bonuses. Our executive officers’ bonuses are performance-based and 100% at risk.

×     No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

×     No Hedging or Pledging. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

×     No Excise Tax Gross-Ups. We do not provide any executive officer with any tax gross-ups to cover excise taxes in connection with a change in control.

×      No Payouts of Dividends accrued on unvested awards unless and until the award’s vesting conditions are satisfied.

2016 Compensation Objectives and Programs

The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value and potentially detract from our ability to reach long term sustainable levels of income and profitability.

We believe the current structure of our executive compensation program has been effective at retention of key talent and rewarding the achievement of corporate and individual goals. As we move away from Merger integration and toward meeting our performance objectives, our programs are structured to emphasize pay for performance with a focus on profitability and investor returns.

To continue to attract and retain high-caliber executive officers, the Compensation Committee set total 2016 compensation levels for our named executive officers following review of compensation levels paid at companies with a comparable global presence, complexity, operations, revenue and market capitalization to us, including Delta and United. The Committee determined to set total target direct compensation at 3-4% higher than 2015 levels for our named executive officers other than our CEO while setting our CEO’s total target direct compensation to approximately 22% below the compensation for his peers at Delta and United (using the most recent publicly available data).

Stockholder Approval of 2016 Executive Compensation

At our 2016 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers (with an approval representing over 97% of the shares represented in person or by proxy at the meeting and entitled to vote). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs as a result of the vote.

Determination of Executive Compensation

Role of the Compensation Committee and Management in Compensation Decisions

The Compensation Committee administers the compensation program for all officers, including the named executive officers. The Compensation Committee is comprised of five independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow us to recruit and retain a highly capable management team. The Compensation Committee considers management input on executive compensation programs but relies on its outside consultant, Willis Towers Watson, for perspective and leading practice guidance. Willis Towers Watson also provides leading practice data for the airline industry and Fortune 500 companies generally.

American Airlines Group	PROXY STATEMENT	45

Some of the elements we consider when designing compensation policies include attrition, diversity, and executive development needs. Management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific circumstances that require additional executive talent or unique executive skills that we may not currently have in place. Our Chief Executive Officer also provides input and recommendations based on his direct knowledge of the other named executive officers’ individual performance and contributions given the scope of their responsibilities.

Use of Compensation Consultants

The Compensation Committee retained Willis Towers Watson as its independent compensation consultant beginning in 2014. The Compensation Committee has sole authority with regard to the decision to retain Willis Towers Watson and, while Willis Towers Watson interacts with management from time to time in order to best coordinate with and deliver services to the Compensation Committee, it reports directly to the Compensation Committee with respect to its executive compensation consulting advice. Management also engaged Willis Towers Watson in 2016 to perform other services for the Company that are not part of the executive compensation services provided to the Compensation Committee or the director compensation services provided to the Corporate Governance and Nominating Committee. For a description of these services and fee information, see the section entitled “Information About the Board of Directors and Corporate Governance—Committees” beginning on page 30.The Compensation Committee has assessed whether the services provided by Willis Towers Watson or any other relationships raised any conflicts of interest pursuant to SEC and NASDAQ rules, and has concluded that no such conflicts of interest exist.

Use of Market Data and Tally Sheets

In order to ensure a competitive design for our executive compensation program, our Compensation Committee, with advice and analysis from Willis Towers Watson, reviews our program against those of our largest competitors, Delta and United. In addition, in 2016, we validated the total target direct compensation of our top executives against Willis Towers Watson’s database of similarly sized companies.

For 2016, our annual review of executive compensation also included tally sheets for our executive officers. Each tally sheet provides a historical overview of total compensation targets and actual payouts, current vested and unvested stockholdings, retirement payouts, as applicable, and airline and general industry benchmarks, as well as estimated upcoming short- and long-term incentive payments. The Compensation Committee used these tally sheets to provide a comprehensive picture of each executive officers’ historical, current and estimated future compensation.

Executive Compensation Mix with an Emphasis on Performance-Based Pay

As described above, following the Merger, the Compensation Committee implemented an executive compensation structure that includes both fixed and performance-based pay. Specifically, our executive compensation structure consists of three core components which align management and stockholder interests:

•	a base salary paid in cash;

•	an annual incentive program paid in cash based on achievement of annual profitability targets; and

•	a long-term equity incentive program in the form of restricted stock units (RSUs) that incorporate both performance- and time-vesting components.

The overarching goal is to align executive and stockholder interests, so the executive compensation programs emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and equity-based compensation tied to our stock performance. For 2016, our named executive officers’ fixed compensation was in the 0-15% range, reflecting a heavy weighting on variable or performance-based compensation vesting over multiple time periods, with Mr. Parker’s direct compensation provided 100% in the form of equity.

Base Salary

Base salaries provide a secure, consistent amount of fixed pay that compensates executives for their scope of responsibility, competence and performance.

As discussed above, Mr. Parker’s direct compensation for 2016 was provided 100% in the form of long-term equity incentives and he was not eligible for any base salary.

In 2016, our other named executive officers were eligible for a 3-5% salary increase over 2015 levels, consistent with merit increases in the total direct compensation for the general management employee population. The new base salary levels for Messrs. Kerr, Isom, Johnson and Kirby and Ms. Leibman were set at $607,056, $639,600, $607,056, $700,000 and $607,056, respectively. In setting base salaries, the Compensation Committee also reviewed these levels against Willis Towers Watson’s database of similar-sized companies and considered that they generally fell in the 25th to 50th percentile, though it did not specifically benchmark to this range.

In connection with Mr. Isom’s promotion to President on August 29, 2016, the Compensation Committee approved an increase in his base salary to $700,000 effective as of October 18, 2016, consistent with the level previously established for Mr. Kirby.

While we aim to establish competitive compensation, our greater focus is on establishing a culture where creating value for our stockholders is always at the forefront of our leadership team’s decision-making. We believe that our reduced emphasis on fixed

46	PROXY STATEMENT	American Airlines Group

compensation, achieved through below-median base salaries combined with higher levels of target cash incentives and equity compensation, allows us to retain our management team and recruit from other network airlines and general industry, and also emphasizes our pay-for-performance philosophy.

Annual Cash Incentive Program

The second core component of our overall compensation program is a short-term cash incentive program. Following the Merger, we implemented an annual cash incentive program based on pre-established adjusted pre-tax income targets. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Annual incentives also serve as a retention tool as employees generally must remain employed through the payment date in order to receive payment of any potential annual incentive program awards.

For 2016, the named executive officers (other than Mr. Parker, who received his compensation entirely in the form of long-term equity incentives, as discussed above) participated in the American Airlines Group Inc. 2016 Short-term Incentive Program (the “2016 STIP”). As under the 2015 Short-term Incentive Program, payouts under the 2016 STIP were tied to the achievement of pre-established adjusted pre-tax income goals (excluding special items, profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions). The Committee is committed to setting rigorous goals under the STIP. In 2015, we achieved an adjusted pre-tax income of approximately $6.5 billion, which was higher than the level of pre-tax income that AMR and US Airways Group, combined, had ever earned in their history. This record level of pre-tax income benefited greatly from broader market factors in 2015, most significantly, the highly favorable fuel price environment, which we did not anticipate would continue for 2016. In addition, in 2016, we unilaterally instituted a profit sharing program across all of our workgroups that pays 5% of our pre-tax profit excluding special items. In consideration of these factors, the Committee set the following threshold, target, and maximum performance levels for the financial metrics, as well as the corresponding annual incentive funding levels:

	2016 Adjusted Pre-tax Income ($)(in billions)	Funding Level (% of Target)
<Threshold	<3.5	0%
Threshold	3.5	50%
Target	5.0	100%
Maximum	7.0	200%

Any performance falling between threshold, target and maximum levels would result in an adjustment of funding level based on straight-line interpolation. The 2016 target bonus opportunities for the participating named executive officers were initially set at the same levels as in 2015 as shown in the table below.

Named Executive Officer	2016 Target Payout Level as a Percentage of Base Salary
Derek J. Kerr	125%
Robert D. Isom, Jr.	125%
Maya Leibman	125%
Stephen L. Johnson	125%
J. Scott Kirby	175%

In connection with Mr. Isom’s promotion to President on August 29, 2016, the Compensation Committee approved increasing Mr. Isom’s target bonus opportunity to 175% of base salary, consistent with the level initially set for Mr. Kirby. Mr. Isom’s payout under the 2016 STIP was prorated based on eight months served as Chief Operating Officer and four months served as President.

Under the program, the Compensation Committee could, in its discretion, increase the amount of an award based on individual performance by up to 50% or decrease it to zero. The aggregate effect of the individual performance modifier for all participants, however, could not result in an increase to the aggregate program incentive amount. In addition, in no event could an individual payout exceed 200% of the applicable target opportunity.

In 2016, we achieved an adjusted pre-tax income of approximately $5.5 billion, which corresponded to achievement at 125% of the target level under the 2016 STIP. The following table shows the 2016 target goal, actual performance and funding level for the 2016 STIP.

Performance Goal	2016 Target Performance Goal ($)(in billions)	Actual Performance ($)(in billions)	Funding Level (% of target)
2016 Adjusted Pre-tax Income(a)	5.0	5.5	125%

(a)	Represents income before income taxes for the year ended December 31, 2016, excluding special items (as detailed in the Current Report on Form 8-K filed by AAG on January 27, 2017) and profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions.

American Airlines Group	PROXY STATEMENT	47

Based on the funding level as described above, and subject to the discretion of the Compensation Committee, each named executive officer other than Messrs. Parker and Kirby received a bonus at 125% of target under the 2016 STIP. The Compensation Committee did not modify any named executive officer’s bonus amount based on the individual modifier. The dollar amounts of the bonuses paid to our named executive officers under the 2016 STIP are set forth in the “Summary Compensation Table” on page 55.

Because Mr. Kirby separated from the Company prior to the end of 2016, he was not eligible to receive an annual incentive under the 2016 STIP. However, he received his target short-term incentive as a part of his severance benefit as described in more detail below under “Change in Control and Severance Benefits.”

The 2017 Short-term Incentive Program is substantially similar to the design used in 2016.

Long-Term Incentive Programs

The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links the interests of recipients and stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of maximizing stockholder value.

The Compensation Committee determines the number of awards to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses.

For 2016, our long-term incentive program was substantially similar in structure to our 2015 program. The Compensation Committee approved grants of RSUs to each named executive officer that incorporate both performance- and time-vesting components, each weighted 50% by value (other than with respect to Mr. Parker whose annual grant was weighted approximately 54% performance-vesting by value), in order to further align management and stockholder interests.

Two-thirds of the time-vesting RSUs vest in April 2017 and the remaining one-third vest in April 2018, subject to each executive’s continued employment with the Company. The performance-vesting RSUs may vest in April 2019 subject to the Company’s achievement of pre-tax income margin, excluding special charges, over the three-year period from January 1, 2016 to December 31, 2018. Our performance is measured relative to the weighted average pre-tax income margin of a peer group comprised of Delta, United, Southwest, JetBlue, Alaska, Spirit and Virgin America. Based on this performance metric, the number of shares of our Common Stock issuable in respect of each RSU upon vesting may range from 0 to 2 as follows:

Performance Relative to Peer Group	Number of Shares to be Issued per Vested RSU
150% or higher	2.0
100%	1.0
50%	0.5
Less than 50%	0.0
Negative Pre-Tax Income Margin that is Better than Peer Group Average	Capped at 1.0

Linear interpolation will be used to determine the number of shares of Common Stock to be issued for performance attained between 50% and 100% and between 100% and 150% of the peer group weighted average pre-tax income margin.

As discussed above, Mr. Parker’s direct compensation for 2016 was provided 100% in the form of long-term equity incentives, having foregone his base salary and short-term cash incentive at his request commencing in May 2015. The Compensation Committee determined to set the grant date fair value of Mr. Parker’s annual equity grant at $11 million to approximate 80% of the total target direct compensation of the average of his peers at United and Delta, consistent with the positioning our Compensation Committee had approved in 2014. As in 2014, the Compensation Committee determined that this level of total direct compensation appropriately incentivized Mr. Parker to attain stockholder value while honoring his previous request that his compensation be set significantly below that of his peers at least until the Company’s line employees enjoyed compensation equivalent to their counterparts at United and Delta. In determining to approve this level of compensation, the Compensation Committee noted that his 2015 total target direct compensation had dropped to 39% below his peers as a result of recent compensation increases at United and Delta (using the most recent publicly available data).

For the other named executive officers, the Compensation Committee determined to award target grant values with a 3% increase over 2015 target grant values, consistent with the 3% budgeted increase in total direct compensation applicable to the broader support staff and management team population.

In connection with Mr. Isom’s promotion to President, in October 2016, our Compensation Committee granted Mr. Isom 39,263 RSUs that vest in three equal annual installments from date of grant, subject to his continued employment with the Company. The size of the RSU grant was determined by subtracting the value of the RSU grant made to Mr. Isom in April 2016 from the target value for an annual grant of RSUs determined by the Compensation Committee in 2016 for the role of President.

Please see the Grants of Plan-Based Awards table below for a description of the grants awarded to our named executive officers during 2016.

48	PROXY STATEMENT	American Airlines Group

The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity awards, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee or at an Equity Incentive Committee meeting (with respect to awards to non-executive employees) or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible.

2014 Equity Awards

Each of our named executive officer’s 2014 annual equity grants were comprised 50% of time-vesting and 50% of performance-vesting RSUs. The performance-vesting RSUs could vest between April 2016 and April 2017 based on the issuance of a single operating certificate by the FAA and our achievement of at least $1 billion in net synergies with respect to fiscal years 2015 or 2016, both of which were significant milestones to the integration of American and US Airways and to our continuing success. As a result of the Compensation Committee’s assessment of our achievement of such performance goals in December 2015, these performance-vesting RSUs vested with respect to one-third in April 2016 and with respect to the remaining two-thirds in April 2017.

Change in Control and Severance Benefits

Change in control and severance benefits help to fulfill our objective of attracting and retaining key managerial talent and are a customary component of executive compensation. In particular, such arrangements may reinforce and encourage our named executive officers’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control, and allow and encourage them to focus their attention on obtaining the best possible outcome for stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. Information on the estimated payments and benefits that our named executive officers would have been eligible to receive pursuant to their existing arrangements as of December 31, 2016, are set forth in “Potential Payments Upon Termination or Change in Control” beginning on page 60.

While we have historically provided change in control severance benefits to our named executive officers for the reasons described above, as a result of their own initiative and as discussed more fully below, as of April 2017, none of our executive officers are party to any individual employment or severance agreement providing change in control or severance benefits.

Mr. Parker

As required by the terms of the Agreement and Plan of Merger with US Airways Group, we assumed the employment agreement Mr. Parker had entered into with US Airways Group prior to 2010, which provided for severance payments upon qualifying terminations, including certain terminations following a change in control, and termination other than for misconduct or a resignation for good reason. In April 2016, at Mr. Parker’s request, our Compensation Committee agreed to eliminate Mr. Parker’s employment agreement, and Mr. Parker is no longer contractually entitled to the change in control and severance protections provided by the employment agreement.

In connection with the replacement of Mr. Parker’s cash compensation with equity compensation starting on May 1, 2015, the Compensation Committee determined that in light of the fact the equity awards granted to Mr. Parker in lieu of his cash compensation are subject to extended vesting periods, in the event of Mr. Parker’s termination of employment for any reason other than misconduct, certain of Mr. Parker’s equity incentives will vest to the extent necessary to keep Mr. Parker whole for the value of the base salary or annual target cash incentive Mr. Parker otherwise would have received through his termination date. If Mr. Parker’s employment had been terminated as of December 31, 2016, the value of the accelerated portion of his 2016 RSU award would have been $1,824,000.

Former US Airways NEOs

We also assumed the executive change in control and severance benefits agreements of Messrs. Kerr, Isom, Johnson and Kirby, each of whom served at US Airways Group prior to the Merger. Each of these agreements was entered into with US Airways Group prior to 2010 and provided for severance payments upon qualifying terminations. In April 2017, at their request, all of our executive officers who were party to change in control and severance benefits agreements, including each of Messrs. Kerr, Isom and Johnson, voluntarily terminated their agreements. As a result of the voluntary forfeiture of these agreements our executive officers are no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by them under Section 4999 of the Code.

Prior to the termination of the agreements, they provided that in the event of a qualifying termination in connection with a change in control, the named executive officer would be entitled to receive a multiple of his salary, equity award acceleration, lifetime flight privileges and certain other benefits. The severance benefits provided under the executive change in control and severance benefits agreements prior to their termination are more fully described in the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 60.

Equity Incentive Plans

In addition to the change in control and severance benefits described above, pursuant to the grant agreements under the Company’s 2013 Incentive Award Plan (the “AAG 2013 IAP”), the US Airways Group 2011 Incentive Award Plan (the “2011 Plan”) and the US Airways Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), our employees are entitled to full acceleration of their

American Airlines Group	PROXY STATEMENT	49

SARs and RSUs in the event of a termination due to death or disability or a change in control, as well as full acceleration of SARs upon retirement. SARs granted under the 2011 Plan, 2008 Plan and the US Airways Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) are also subject to extended exercise periods in the event of certain terminations as described in the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 60.

Kirby Separation

On August 29, 2016, Mr. Kirby ceased serving as our President, and in connection with his separation, we entered into a Transition and Separation Agreement with him. Pursuant to the agreement, Mr. Kirby received $3,850,000 in cash (representing two times his base salary plus his target short term incentive), less withholdings for taxes, payable in a cash lump sum and accelerated vesting of 259,097 restricted stock units, which represented the accelerated vesting of 157,456 restricted stock units that otherwise would have vested based solely on continued service through April 2017 or April 2018, as the case may be, 52,775 restricted stock units that would have vested in April 2018 based on Company performance achievement of 96%, which constituted actual performance through June 30, 2016, and 48,866 restricted stock units that would have vested in April 2019 based on Company performance achievement of 87%, which constituted actual performance through June 30, 2016. The agreement also provided for the reimbursement of reasonable attorney’s fees related to its negotiation, not to exceed $10,000. In consideration for the separation payments and benefits provided to Mr. Kirby, the agreement provided for a full release of claims against the Company and American and includes a two-year nonsolicitation covenant and customary covenants related to confidentiality and cooperation. Mr. Kirby also previously vested into lifetime travel privileges in connection with the merger of US Airways Group and America West, and he will continue to be entitled to the positive space flight privileges described under “Other Benefits and Perquisites—Enhanced Benefits” below.

Mr. Kirby’s separation from the Company was a result of the executive succession planning process undertaken by our Board of Directors in 2016 rather than his performance as our President. While our Board of Directors believes that the resulting executive team will be sustainable and effective over the long-term, it regarded Mr. Kirby’s longstanding service as a member of our team to have been integral to the Company’s prior success, including with respect to the Merger and the 2005 merger of America West and US Airways. Accordingly, in connection with Mr. Kirby’s departure, our Compensation Committee intended to provide him with a severance arrangement that was fair and reasonable from a market perspective while appropriately recognizing his outstanding performance and significant contributions to our team over 20 years. In approving Mr. Kirby’s severance arrangement, the Committee considered the severance arrangements of other terminated named executive officers of Fortune 250 companies over the last four years, which averaged over $10 million in cash and equity acceleration, ranging up to $50 million in total. The Committee also considered the fact that the severance arrangement provided to AMR’s former CEO upon his departure from American in connection with the Merger was valued at approximately $20 million in cash and equity acceleration.

Other Benefits and Perquisites

We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based employees.

Enhanced Benefits

We continue to provide certain enhanced benefits to our named executive officers. These benefits and perquisites provide convenience and support services that allow our executives to more fully focus attention on carrying out their responsibilities to our stockholders. These benefits and perquisites are common in the airline industry and consequently are necessary for us to be competitive in recruiting and retaining talented executives. The incremental cost to us of providing these benefits is not material.

Following standard airline industry practice, we provide certain flight privileges to our employees. Free flights on our airline are available to all employees, and “positive space” flight privileges are provided to the named executive officers. We believe that providing such flight privileges for the named executive officers is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers, audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and international route system. In addition, as in prior years, we cover the income tax liabilities of our named executive officers related to those flight privileges, which is consistent with industry practice.

The positive space flight privileges provided to the named executive officers include unlimited reserved travel in any class of service for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports. The executives are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. The named executive officers are required to pay any international fees and taxes, if applicable.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will also pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider.

50	PROXY STATEMENT	American Airlines Group

Mr. Parker is a participant in the Charitable Contribution Program, under which US Airways Group paid annual premiums on a joint life insurance policy. Under the program established by America West in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table. Three of our named executive officers with grandfathered benefits receive enhanced life insurance benefits and cash payments to cover their income tax liabilities associated with taxable life insurance benefits.

For additional information on any individual benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 55.

AMR Legacy Retirement Programs

As a former AMR executive, Ms. Leibman participates in certain retirement plans we assumed from AMR in connection with the Merger, including the Retirement Benefit Plan of American Airlines, Inc. for Agent, Management, Specialist, Support Personnel and Officers (the “AMR Retirement Benefit Plan”) and the Supplemental Executive Retirement Program for Officers of American Airlines, Inc. (the “AMR Non-Qualified Plan”). All benefits under the AMR Retirement Benefit Plan were frozen for all employees, as of October 31, 2012. Effective upon the freeze of benefit accruals under the AMR Retirement Benefit Plan, AMR began making matching contributions under the American Airlines, Inc. 401(k) Plan (the “AA 401(k) Plan”) to eligible employees, including Ms. Leibman, up to 5.5% of eligible earnings. Like the AMR Retirement Benefit Plan, as of October 31, 2012, the defined benefits portion of the AMR Non-Qualified Plan was frozen.

For further details regarding AMR’s legacy retirement plans, see the sections entitled “Executive Compensation—Pension Benefits”

beginning on page 59 and “Executive Compensation—Non-Qualified Deferred Compensation” beginning on page 60 and the accompanying narrative discussion and footnotes that follow those tables.

Continuing Focus on Leading Practices

Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Executives have five years from the later of the effective time of the Merger or the time of hire to comply with the ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers currently owns shares that substantially exceed the minimum ownership guidelines.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary		Fixed Shares
Chief Executive Officer	$4,305,000	(a)	116,667
President	3x		54,167
Chief Operating Officer	3x		50,000
Executive Vice President	3x		47,917

(a)	With respect to Mr. Parker, the multiple of base salary was set at a level equal to six times his base salary in effect immediately prior to May 1, 2015, because effective as of such time, Mr. Parker no longer received any base salary.

Clawback Policy

We have adopted a clawback policy that applies to all executive officers and covers all compensation under the cash incentive programs and all equity awards. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board of Directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board of Directors any changes to the current policy that are necessary or appropriate in light of guidance issued by the SEC.

American Airlines Group	PROXY STATEMENT	51

Prohibition on Hedging and Pledging

Our insider trading policy prohibits our executive officers and directors from hedging the economic risk of security ownership. In addition, our executive officers and directors are prohibited from pledging Company securities to secure margin or other loans.

Section 280G/Section 4999 Policy

We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or the next three most highly compensated executive officers (other than the Chief Financial Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m) of the Code. The Compensation Committee considers the impact of this rule when developing and implementing executive compensation programs and may attempt to structure the programs to comply with these requirements. However, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs and has adopted, and may continue to adopt, compensation components that do not meet the requirements for an exemption from Section 162(m) of the Code. The Compensation Committee also considers the manner in which compensation is treated for accounting purposes when developing and implementing executive compensation programs.

52	PROXY STATEMENT	American Airlines Group

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

Compensation Committee

Richard C. Kraemer (Chair)

James F. Albaugh

Jeffrey D. Benjamin

Alberto Ibargüen

Denise O’Leary

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

American Airlines Group	PROXY STATEMENT	53

EXECUTIVE OFFICERS

The following table lists AAG’s executive officers as of May 1, 2017, including their ages and principal occupations.

Name	Age	Title
W. Douglas Parker	55	Chairman and Chief Executive Officer
Robert D. Isom, Jr.	53	President
Elise R. Eberwein	51	Executive Vice President—People and Communications
Stephen L. Johnson	60	Executive Vice President—Corporate Affairs
Derek J. Kerr	52	Executive Vice President and Chief Financial Officer
Beverly Goulet	62	Executive Vice President and Chief Integration Officer
Maya Leibman	51	Executive Vice President and Chief Information Officer

Below is certain information as of May 1, 2017, regarding our executive officers other than W. Douglas Parker. For similar information regarding Mr. Parker as of May 1, 2017, see the section entitled “Proposal 1: Election of Directors” beginning on page 7.

Robert D. Isom, Jr.

Robert Isom is President for AAG and American, a position he has held since August 2016. He also serves on the board of directors of American, a position he has held since August 2016. From 2013 to 2016, Mr. Isom served as Executive Vice President and Chief Operating Officer for AAG and American, after holding those same positions at US Airways from 2007 to 2013. Prior to joining US Airways, Mr. Isom served as Chief Restructuring Officer for GMAC, LLC. Before that, he was Senior Vice President, Ground Operations and Airport Customer Service, for Northwest Airlines. Mr. Isom also served as Vice President, International, and Vice President, Finance, for Northwest Airlines. Between 1995 and 2000, he was with America West and held executive roles in revenue management, operations and finance. Mr. Isom started his career at The Procter & Gamble Company.

Elise R. Eberwein

Elise Eberwein is Executive Vice President—People and Communications for AAG and American, positions she has held since December 2013. Previously, Ms. Eberwein served as Executive Vice President—People, Communications and Public Affairs for US Airways, her role since 2009. Ms. Eberwein has nearly 30 years of industry experience and joined America West in 2003 as Vice President, Corporate Communications, from Denver-based Frontier Airlines. She began her career as a flight attendant for TWA and held a variety of positions at TWA in operations, marketing and communications.

Stephen L. Johnson

Stephen Johnson is Executive Vice President—Corporate Affairs for AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since December 2013 and on the board of directors of WIZZ Air Holdings PLC, a European airline company that trades on the London Stock Exchange. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, his role since 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003, Mr. Johnson held a variety of positions with America West prior to its merger with US Airways Group, including Executive Vice President—Corporate. Prior to joining America West, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

Derek J. Kerr

Derek J. Kerr is Executive Vice President and Chief Financial Officer for AAG and American, positions he has held since December 2013. Previously, Mr. Kerr served as Executive Vice President and Chief Financial Officer for US Airways, a role that he began in 2009. Prior to that, he was Senior Vice President and Chief Financial Officer of America West, a role he began in 2002. He joined America West in 1996 as senior director, planning, and was promoted to Vice President, Financial Planning and Analysis, in 1998. In 2002, Mr. Kerr was promoted to Senior Vice President, Finance, adding responsibility for purchasing and fuel administration. Prior to joining America West, Mr. Kerr served in various financial planning and analysis positions with Northwest Airlines. Previously, Mr. Kerr was a flight test coordinator/control engineer with Northrop Corporation’s B-2 Division.

Beverly Goulet

Beverly Goulet is Executive Vice President and Chief Integration Officer for AAG and American, positions she has held since November 2015. Previously from February 2013 to November 2015, she served as Senior Vice President and Chief Integration Officer. From November 2011 to December 2013, she served as Chief Restructuring Officer of AMR Corporation. Ms. Goulet joined American in 1993 as Associate General Counsel—Corporate Finance. She was appointed Managing Director—Corporate Development in 1999 and Vice President—Corporate Development and Treasurer in 2002, a position she held until February 2013.

Maya Leibman

Maya Leibman is Executive Vice President and Chief Information Officer for AAG and American, positions she has held since November 2015. Previously, she served as Senior Vice President and Chief Information Officer from January 2012 to November 2015. Prior to her role as Chief Information Officer, Ms. Leibman was President of the AAdvantage loyalty program from 2010 to 2012. From 2001 to 2010, Ms. Leibman held several positions in the Information Technology department, culminating in the position of Vice President, Business Operations Systems from 2006 to 2010. Ms. Leibman joined American in 1994 in the Revenue Management department.

54	PROXY STATEMENT	American Airlines Group

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
W. Douglas Parker(a)	2016	-	-	11,000,000	-	-	-	140,763	11,140,763
Chairman and Chief	2015	231,538	-	10,330,000	-	387,450	-	469,559	11,418,547
Executive Officer	2014	687,884	-	7,000,000	-	4,200,000	-	414,092	12,301,976
Derek J. Kerr	2016	600,936	-	2,575,000	-	948,525	-	66,521	4,190,982
Executive Vice	2015	584,178	-	2,920,000	-	1,350,317	-	366,448	5,220,943
President and Chief	2014	563,860	-	2,500,000	-	2,443,750	-	122,156	5,629,766
Financial Officer
Robert D. Isom, Jr.	2016	641,306	-	4,635,000	-	1,176,667	-	99,141	6,552,114
President	2015	609,577	-	3,500,000	-	1,409,027	-	650,014	6,168,618
	2014	591,254	-	3,000,000	-	2,550,000	-	130,332	6,271,586
Maya Leibman	2016	600,936	-	2,575,000	-	948,525	31,652	95,814	4,251,927
Executive Vice
President and Chief
Information Officer
Stephen L. Johnson	2016	600,936	-	2,575,000	-	948,525	-	96,025	4,220,486
Executive Vice	2015	584,178	-	2,920,000	-	1,350,317	-	236,537	5,091,032
President Corporate	2014	566,067	-	2,500,000	-	2,443,750	-	174,655	5,684,472
Affairs
J. Scott Kirby(g)	2016	475,625	-	4,635,000	-	-	-	4,292,744	9,403,369
Former President	2015	660,375	-	5,250,000	-	2,062,444	-	328,964	8,301,783
	2014	642,512	-	4,500,000	-	3,575,000	-	62,273	8,779,785

(a)	On April 20, 2015, the Compensation Committee adjusted the compensation program from Mr. Parker to provide 100% of his direct compensation in the form of equity incentives. Effective as of May 1, 2015, the Company no longer paid Mr. Parker a cash base salary, and he ceased participation in the Company’s annual cash incentive program. Mr. Parker’s April 2016 equity grant was set at a level intended to, among other things, capture the value of his forgone base salary, target cash incentive opportunity under the 2016 Short-term Incentive Program and the value of his 401(k) match.

(b)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by us during each of the fiscal years ending December 31, 2016, 2015 and 2014, respectively, to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. See also Note 14 to our consolidated financial statements in our 2016 Annual Report on Form 10-K. With respect to the performance-based RSUs granted during fiscal year 2016, the grant date fair value is calculated based on the probable outcome of the performance condition. The aggregate maximum fair value of the 2016 performance-based RSUs assuming the highest level of achievement of the performance conditions is as follows: Mr. Parker $11,880,000, Mr. Kerr $2,575,000, Mr. Isom $3,090,000, Ms. Leibman $2,575,000, Mr. Johnson $2,575,000 and Mr. Kirby $4,635,000.

(c)	We did not grant any options or SARs to any of our named executive officers during any of the three preceding fiscal years.

(d)	For 2016, amounts represent payments under the AAG 2016 Short-term Incentive Program. For additional information on these payouts, see the section entitled “Compensation Discussion and Analysis—Annual Cash Incentive Program” beginning on page 47.

(e)	Amount represents the change in the actuarial present value of the accumulated benefit under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan from January 1, 2016 to December 31, 2016. Both of these plans were frozen as of October 2012. For additional information on these plans, see the section entitled “Compensation Discussion and Analysis—AMR Legacy Retirement Programs” beginning on page 51 and Pension Benefits on page 59.

American Airlines Group	PROXY STATEMENT	55

(f)	The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2016 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	W. Douglas Parker ($)	Derek J. Kerr ($)	Robert D. Isom, Jr. ($)	Maya Leibman ($)	Stephen L. Johnson ($)	J. Scott Kirby ($)
Dividends(a)	85,005	31,984	35,210	28,757	31,984	131,593
Flight Privileges(b)	25,750	10,150	23,539	25,573	25,695	289,826
Life Insurance Premiums(c)	9,210	1,700	-	-	-	1,677
Medical Examinations	-	2,762	3,663	3,586	-	4,234
Financial Advisory Services	-	4,500	4,500	4,143	4,500	-
Gross-Up Payments(d)	20,798	850	17,654	19,180	19,271	839
401(k)	-	14,575	14,575	14,575	14,575	14,575
Severance Payments(e)	-	-	-	-	-	3,850,000

(a)	Amounts represent dividends accrued and paid on RSUs upon vesting that were not reflected in the grant date fair value of the RSU award.

(b)	Amounts represent flight privileges provided for unlimited, top-priority reserved travel in any class of service, for the named executive officer and his or her immediate family, and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Parker, Isom and Johnson and Ms. Leibman represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2016. Amount for Mr. Kerr represents the 2016 annuitized value of his lifetime flight benefits. Amount for Mr. Kirby represents the value of his lifetime flight benefits. Messrs. Kerr and Kirby previously vested into lifetime travel privileges in connection with the merger of US Airways Group and America West.

(c)	Amounts represent premium payments made by the Company on behalf of each named executive officer as follows: (i) with respect to Messrs. Parker, Kirby and Kerr, premium payments made by the Company in excess of the amount of premiums paid for employees generally with respect to coverage of the named executive officer under a life insurance policy and (ii) with respect to Mr. Parker only, the portion of premiums paid by the Company attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(d)	Amount represents tax gross-up payments with respect to flight privileges and life insurance.

(e)	Amount represents cash payments made to Mr. Kirby in connection with his separation from the Company on August 29, 2016.

(g)	Mr. Kirby’s employment terminated on August 29, 2016.

56	PROXY STATEMENT	American Airlines Group

Grants of Plan-Based Awards in 2016

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Douglas Parker		-	-	-
	4/20/2016				71,983	143,965	287,930					5,940,000
	4/20/2016							122,637	(d)			5,060,000
Derek J. Kerr		379,410	758,820	1,517,641
	4/20/2016				15,603	31,205	62,410					1,287,500
	4/20/2016							31,205	(d)			1,287,500
Robert D. Isom, Jr.		470,667	941,333	1,882,667
	4/20/2016				18,723	37,445	74,890					1,545,000
	4/20/2016							37,445	(d)			1,545,000
	10/18/2016							39,263	(e)			1,545,000
Maya Leibman		379,410	758,820	1,571,641
	4/20/2016				15,603	31,205	62,410					1,287,500
	4/20/2016							31,205	(d)			1,287,500
Stephen L. Johnson		379,410	758,820	1,571,641
	4/20/2016				15,603	31,205	62,410					1,287,500
	4/20/2016							31,205	(d)			1,287,500
J. Scott Kirby		612,500	1,225,000	2,450,000
	4/20/2016				28,084	56,168	112,336					2,317,500
	4/20/2016							56,168	(d)			2,317,500

(a)	Reflects potential payouts under the AAG 2016 Short-term Incentive Program. With respect to Mr. Isom, the amounts have been prorated based on eight months served as Chief Operating Officer and four months served as President. For each named executive officer, total payments for 2016 were 125% of his or her target bonus opportunity. See the “Summary Compensation Table” on page 55.

(b)	Represents the performance-vesting portion of each named executive officer’s 2016 RSU awards that vest on April 20, 2019, subject to the executive’s continued employment, based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2018 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(c)	For a description of the assumptions made to arrive at these amounts, please see Note 14 to our consolidated financial statements in our 2016 Annual Report on Form 10-K.

(d)	Represents the time-vesting portion of each named executive officer’s 2016 RSU awards that vest, subject to the executive’s continued employment, with respect to two-thirds of the shares on April 20, 2017 and with respect to one-third of the shares on April 20, 2018.

(e)	Represents the grant of time-vesting RSU awards made to Mr. Isom upon his promotion to President, which vest, subject to his continued employment, with respect to one-third of the shares on each of October 18, 2017, 2018, and 2019.

American Airlines Group	PROXY STATEMENT	57

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2016.

	Option/Stock Appreciation Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(j)	IAP Award: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		IAP Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(j)
W. Douglas Parker	294,748	-	7.62	4/11/2019	122,636	(a)	5,725,875	143,966	(e)	6,721,772
	240,536	-	8.14	4/20/2018	31,843	(b)	1,486,750	112,143	(f)	5,235,957
	196,820	-	8.84	4/9/2018	32,264	(c)	1,506,406
	90,000	-	45.01	4/11/2017	96,792	(d)	4,519,218
Derek J. Kerr	117,287	-	7.62	4/11/2019	31,205	(a)	1,456,961	31,205	(e)	1,456,961
	95,714	-	8.14	4/20/2018	10,180	(g)	475,304	30,541	(f)	1,425,959
					11,522	(c)	537,962
					34,569	(d)	1,614,027
Robert D. Isom, Jr.	117,287	-	7.62	4/11/2019	39,263	(h)	1,833,189
					37,445	(a)	1,748,307	37,445	(e)	1,748,307
					12,216	(g)	570,365	36,649	(f)	1,711,142
					13,827	(c)	645,583
					41,483	(d)	1,936,841
Maya Leibman	-	-	-	-	31,205	(a)	1,456,961	31,205	(e)	1,456,961
					7,880	(i)	367,917
					8,144	(g)	380,243	24,433	(f)	1,140,777
					9,218	(c)	430,388
					27,655	(d)	1,291,212
Stephen L. Johnson	117,287	-	7.62	4/11/2019	31,205	(a)	1,456,961	31,205	(e)	1,456,961
					10,180	(g)	475,304	30,541	(f)	1,425,959
					11,522	(c)	537,962
					34,569	(d)	1,614,027
J. Scott Kirby(k)	31,500	-	45.01	4/11/2017	-		-	-		-

(a)	Two-thirds of the RSUs vested on April 20, 2017 and, subject to continued employment, one-third will vest on April 20, 2018.

(b)	100% of the RSUs vested on April 20, 2017.

(c)	100% of the RSUs vested on April 22, 2017.

(d)	Represents performance-vesting RSUs with respect to which the performance conditions were achieved and certified to by the Compensation Committee in December 2015. 100% of the RSUs vested on April 22, 2017.

(e)	Represents RSUs that will vest, subject to continued employment, on April 20, 2019 based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2018 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(f)	Represents RSUs that will vest, subject to continued employment, on April 15, 2018, and in the case of Mr. Parker, April 20, 2018, based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2017 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(g)	100% of the RSUs vested on April 15, 2017.

(h)	Subject to continued employment, one-third will vest on October 18, 2017, one-third will vest on October 18, 2018 and one-third will vest on October 18, 2019.

(i)	Subject to continued employment, one-third will vest on November 23, 2017 and one-third will vest on November 23, 2018.

(j)	The market value of RSUs was calculated by multiplying $46.69, the closing price of a share of our Common Stock on December 30, 2016, by the number of unvested RSUs outstanding under the award.

(k)	Mr. Kirby’s employment terminated on August 29, 2016.

58	PROXY STATEMENT	American Airlines Group

Options Exercised and Stock Vested

The following table provides information regarding all exercises of SARs and the vesting of RSUs held by the named executive officers during the year ended December 31, 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(b)
W. Douglas Parker	683,430	22,306,618	185,121		7,284,219
Derek J. Kerr	-	-	66,052		2,585,389
Robert D. Isom, Jr.	70,000	1,086,400	74,733		2,928,084
Maya Leibman	-	-	61,311		2,425,273
Stephen L. Johnson	-	-	66,052		2,585,389
J. Scott Kirby	18,000	49,140	377,069	(c)	14,194,444

(a)	Represents the market price at the time of exercise of SARs, net of the exercise price.

(b)	Represents the closing market price of a share of our Common Stock on the date of vesting, multiplied by the number of shares that vested.

(c)	Amount includes the value of the accelerated vesting of 259,097 RSUs held by Mr. Kirby in connection with his separation from the Company on August 29, 2016.

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of Ms. Leibman, the only named executive officer who participated in the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan as of December 31, 2016. On October 31, 2012, in connection with the Chapter 11 Cases, credited service and benefit accruals under the AMR Retirement Benefit Plan and all benefit accruals under the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants.

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Maya Leibman	AMR Retirement Benefit Plan	5.261	244,975	-
	AMR Non-Qualified Plan	5.261	44,126	-

Discussion Regarding the Pension Benefits Table

AMR Retirement Benefit Plan

The AMR Retirement Benefit Plan is a defined benefit plan that complies with ERISA and qualifies for an exemption from federal income tax under the Code. On January 1, 2002, all participants were given the choice to either continue accruing credited service in the AMR Retirement Benefit Plan or to freeze their AMR Retirement Benefit Plan credited service and begin to earn additional benefits in the Company’s defined contribution plan. Ms. Leibman elected the second option, so her credited service was frozen at January 1, 2002. On October 31, 2012, credited service and benefit accruals were frozen for all plan participants in connection with the Chapter 11 Cases. Effective upon the freeze of benefit accruals, affected employees received a replacement benefit under the AA 401(k) Plan in the form of matching employee contributions up to 5.5% of eligible earnings.

The AMR Retirement Benefit Plan was only available to employees hired prior to January 1, 2002 who had also completed 1,000 hours of service in one year prior to that date. To vest in the plan’s benefits, a participant must also (i) complete at least five years of service, (ii) reach age 65, or (iii) be permanently and totally disabled. Normal retirement age under the plan is 65. However, participants with at least ten years of retirement eligible service may retire at age 60 and receive unreduced benefits. Participants with at least 15 years of retirement eligible service may retire at age 55, but their benefits are reduced 3% for each year that the participant’s age is below age 60. Participants who terminate before age 60 with more than ten but less than 15 years of retirement eligible service may receive reduced retirement benefits starting at age 60. These benefits are reduced 3% for each year that the participant’s age is below age 65. AMR Retirement Benefit Plan benefits are paid as a monthly annuity and the participant may elect the form of annuity payments. Payment options include single life, joint and survivor, guaranteed period or level income. For the level income payment option, the monthly payments are reduced for the receipt of social security benefits.

The benefit payable to all participants (including Ms. Leibman) under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan was determined using one of four formulas—the formula that provides the participant the greatest benefit is used. For purposes of the table above, we therefore have assumed that Ms. Leibman will receive benefits under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan pursuant to the “Social Security Offset Formula” where a participant’s annual benefit at normal retirement will equal the difference between (i) the product of (a) 2% of the participant’s final average compensation times (b) the participant’s years of credited service, and (ii) the product of (a) 1.5% of the participant’s estimated annual Social Security benefit times (b) the participant’s years of credited service, up to a maximum of 33.3 years of service.

American Airlines Group	PROXY STATEMENT	59

AMR Non-Qualified Plan

The AMR Non-Qualified Plan supplemented the AMR Retirement Benefit Plan and the AA 401(k) Plan for participants whose compensation exceeds the maximum recognizable compensation limit allowed under the Code.

The AMR Non-Qualified Plan had two components: (i) a defined benefit component for participants in the AMR Retirement Benefit Plan before it was frozen, and (ii) a defined contribution component for officers who participate in the AA 401(k) Plan. The defined contribution component is discussed below under the “Non-Qualified Deferred Compensation Table” and the accompanying narrative.

As described above, in 2002, Ms. Leibman elected to freeze her AMR Retirement Benefit Plan credited service. As a result of this election, her credited service in the AMR Non-Qualified Plan was also frozen at January 1, 2002. All benefit accruals under the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants as of October 31, 2012 in connection with the Chapter 11 Cases.

Present Value Calculations

The values of accrued benefits under the AMR Retirement Benefit Plan are determined using the RP2014 Mortality Tables, adjusted to reflect Company specific mortality experience based on a 2014 experience study, and projected generationally using the MP-2016 projection scale. The amounts payable under the AMR Non-Qualified Plan are calculated using the November 2016 segment rates and the 2017 417(e) unisex mortality table prescribed by the IRS. Retirement benefits for both plans are then discounted to December 31, 2016 using an interest-only discount rate of 4.1%. At December 31, 2015, the same mortality table was used, but it was projected using the MP-2015 scale. Also, the amounts under the AMR Non-Qualified Plan were calculated using November 2015 segment rates and the present value of benefits under both plans was calculated using a 4.5% interest rate. The present value is the amount today that, with fixed interest earned over time, will equal the employees’ accrued retirement benefit at retirement. The present values for active employees generally assume retirement at age 60, which is the age when unreduced benefits may be available. The present value for terminated employees generally assumes retirement at the earliest age the officer is eligible to retire.

Nonqualified Deferred Compensation

The following table provides information with respect to the non-qualified deferred compensation earned by Ms. Leibman under the AMR Non-Qualified Plan for 2016. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2016 ($)
Maya Leibman	-	-	9,227	-	154,979

Discussion Regarding Non-Qualified Deferred Compensation Table

The defined contribution component of the AMR Non-Qualified Plan supplemented the AA 401(k) Plan for Ms. Leibman because her compensation exceeded the maximum recognizable compensation limit allowed under the Code. Contributions vested after three years of service, and participants are entitled to a distribution of their accounts upon a separation from the company. Investment options for the AMR Non-Qualified Plan mirror the AA 401(k) Plan investment options available to all participating employees. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control or following a qualifying termination of employment. The narrative and tables below describe specific benefits to which each named executive officer is entitled under his or her executive change in control and severance benefits agreement, if any, and general plans that may apply to any executive officer participating in those plans, along with estimated amounts of benefits assuming termination and/or a change in control as of December 31, 2016, other than Mr. Kirby, who separated from the Company on August 29, 2016. Amounts shown for Mr. Kirby reflect actual amounts paid in connection with his separation.

Arrangements for Mr. Parker

In April 2016, at his request the Compensation Committee approved the elimination of the Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007 and the Company’s obligations thereunder, including certain benefits in the event of a change in control or termination. Therefore, Mr. Parker is entitled only to termination and/or change in control benefits payable to Mr. Parker under general plans in which he participates, as well as certain accelerated vesting of RSUs, as described below.

Executive Change in Control Agreements for Messrs. Kerr, Isom and Johnson

Upon the closing of the Merger, we assumed the executive change in control and severance benefits agreements entered into between US Airways Group and Messrs. Kerr, Isom and Johnson (the “Executive CIC Agreements”), as described below, which we were a party to as of December 31, 2016.

60	PROXY STATEMENT	American Airlines Group

In April 2017, at their request, all of our executive officers, including each of Messrs. Kerr, Isom and Johnson, who were party to Executive CIC Agreements voluntarily terminated their agreements. As a result of the voluntary forfeiture of these agreements, our executive officers, including Messrs. Kerr, Isom and Johnson, are no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination.

Prior to the termination of the Executive CIC Agreements, these agreements provided benefits to the executives upon a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason,” in each case within 24 months following a “change in control” (each as defined in the Executive CIC Agreements) or, subject to certain conditions described below, prior to a change in control in contemplation of that change in control.

Conditions on Payment and Offsets. As a condition of receiving benefits under the agreement, the executive was required to sign a general waiver and release of claims against us and related parties. In addition, any severance benefits under the agreement could have been reduced by any other severance benefits or other benefits we had to pay in connection with the executive’s termination of employment by law, under a written employment or severance agreement with us (currently there are none), or any policy or practice that would provide for the executive to remain on the payroll for a period of time after notice of termination of employment. Furthermore, the executive’s benefits under the agreement would terminate immediately and the executive would be required to reimburse us for amounts paid under the agreement if the executive (i) violated any proprietary information or confidentiality obligation to us, (ii) solicited our employees within one year of termination, (iii) made any untrue or disparaging statement or criticism of us within five years of termination, or (iv) failed to return all of our property.

Termination Benefits. In the event of any termination, the covered executive was entitled to receive all accrued but unpaid salary and other benefits through the termination date and, except as to termination for misconduct, any unpaid incentive payment under the annual cash incentive program with respect to any fiscal year completed prior to termination.

Upon termination within 24 months of a change in control under the conditions described above, the covered executive was entitled to receive:

•	a payment equal to two times the greater of the executive’s then-current annual base salary or the annual base salary immediately preceding a change in control;

•	a payment equal to the greater of (i) 200% of the executive’s then-current target incentive award under the annual incentive program or (ii) the executive’s actual incentive award under the annual incentive program for the immediately preceding year;

•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents, provided the executive was eligible to elect COBRA continuation coverage upon his termination;

•	extended exercisability of all vested stock options, SARs, or other similar stock awards for 18 months following the executive’s termination of employment, but not beyond the maximum term of the awards; and

•	a tax gross-up payment in an amount that would have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be greater than 110% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

The agreements also provided that termination benefits were to be provided to an executive who had been terminated prior to a change in control (if it can reasonably be demonstrated that the termination was at the request of a third party effecting the change in control) by us for any reason other than misconduct or disability. The benefits and payments provided in these circumstances were identical to those described above except that (i) payments and benefits due upon the change in control were offset by any amounts received as a result of the executive’s termination prior to the change in control and (ii) instead of extended exercisability of stock awards and acceleration of equity vesting, the executive would receive an amount equal to the intrinsic value of any stock award (other than exercisable grants) forfeited at the time of termination that would have vested on the change in control, based on the value of the award as of the date of the change in control, and, as to exercisable grants, the difference between that stock award’s exercise price and the value of the stock underlying the award on the date of the change in control.

The Executive CIC Agreements provided that upon a change in control, the executive’s outstanding stock awards held pursuant to the 2005 Plan, or any successor plan, would become fully vested and exercisable and the executive would be entitled to top priority, first class, positive space flight privileges for the executive and his or her dependents, for the life of the executive. Messrs. Kerr and Kirby previously became entitled to lifetime flight privileges in connection with the merger of US Airways Group and America West. Mr. Isom previously became entitled to lifetime flight privileges to replace a similar benefit provided by his previous employer that was forfeited when he commenced employment with US Airways Group. Mr. Johnson became entitled to lifetime flight privileges upon the closing of the Merger.

AAG 2013 IAP, 2011 Incentive Award Plan and 2008 Equity Incentive Plan

Pursuant to the terms of grant agreements under the AAG 2013 IAP, the 2011 Plan and the 2008 Plan, all SARs and RSUs held by the named executive officers are fully accelerated in the event of either of the following: (i) termination by reason of death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, the SARs vest upon retirement, and the vesting of the RSUs may be accelerated by the Compensation Committee in its discretion upon retirement.

American Airlines Group	PROXY STATEMENT	61

SARs granted under the 2011 Plan and the 2008 Plan provide for (i) an 18-month exercise period following termination of employment within 24 months following a change in control and (ii) a three-year exercise period following termination of employment due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or “retirement,” but in each case not beyond the maximum term of the awards.

Commencing May 2015, at his request, 100% of Mr. Parker’s direct compensation is in the form of equity incentives. Mr. Parker has agreed to no longer receive any base salary and no longer participates in the AAG 2015 STIP, the value of which has been captured in Mr. Parker’s 2015 target equity incentive compensation. In connection with this adjustment, the Compensation Committee provided that in the event of Mr. Parker’s termination of employment for any reason prior to the vesting of his 2015 RSUs, a portion of his equity award will vest to account for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

2005 Equity Incentive Plan

SARs and stock options granted under the 2005 Plan provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or retirement. Retirement means termination of employment after age 65, or between the ages of 55 and 65 under rules established by the Compensation Committee. Currently, the Compensation Committee has not established any rules for retirement between the ages of 55 and 65.

2016 Short-Term Incentive Plan

Under the 2016 STIP, if an employee separates from service with us and our affiliates while actively employed due to death or disability prior to the payment of the award, but is otherwise eligible for the award, the employee will be treated as having been actively employed on the date of payment of the award.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under long-term disability coverage for officers, a named executive officer would receive disability benefits in the amount of 66 2/3% of his base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Messrs. Parker, Isom, Johnson and Kerr. In addition, US Airways Group obtained supplemental, portable, individual level term life insurance policies with various insurance carriers for each of Messrs. Parker, Kirby and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers.

Kirby Separation Agreement

In connection with Mr. Kirby’s separation from the Company in August 2016, we entered into a Transition and Separation Agreement with him, pursuant to which he was entitled to certain severance payments and benefits, as quantified in the applicable table below. The terms of Mr. Kirby’s Transition and Separation Agreement are described under “Compensation Discussion and Analysis—Change in Control Severance Benefits—Kirby Separation.

62	PROXY STATEMENT	American Airlines Group

Estimated Potential Payments

The estimated amounts of the respective benefits for each of our named executive officers, assuming the triggering event occurred on December 31, 2016 (except for Mr. Kirby), are provided in the tables below.

W. Douglas Parker

The following table provides the termination and/or change in control benefits payable to Mr. Parker assuming termination of employment occurred on December 31, 2016. The table below reflects the termination and/or change in control benefits payable to Mr. Parker under general plans in which he participates, as well as certain accelerated vesting of RSUs, as described below. Except for insured benefits, all payments will be made by AAG.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Qualified Termination following a Change in Control ($)(a)	Death ($)		Disability ($)	Any Other Termination ($)
Compensation:
Acceleration of Unvested RSUs(b)	25,195,978	25,195,978	25,195,978		25,195,978	1,824,000	(c)
Extended SAR Exercise Period(d)	-	-	11,454		11,454	-
Benefits and Perquisites:
Life Insurance	-	-	2,000,000	(e)	-	-
Flight Privileges(f)	-	613,194	531,140		613,194	613,194
Total	25,195,978	25,809,172	27,738,572		25,820,626	2,437,194

(a)	Represents a termination of employment by us for any reason (other than “cause” or disability) or by Mr. Parker with “good reason” within 24 months following a change in control of AAG.

(b)	Aggregate value of unvested RSUs is calculated at a price of $46.69, the closing price of our Common Stock on December 30, 2016, multiplied by the number of unvested RSUs outstanding under each award.

(c)	Represents the vesting of the portion of Mr. Parker’s RSU awards that accounts for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

(d)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. SARs granted under 2008 Plan and 2011 Plan allow for an extension up to an 18 months (not beyond the maximum term of the awards) upon qualifying terminations after a change in control, and SARs granted under the 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability.

(e)	Amount represents the life insurance proceeds payable to the Mr. Parker’s estate under his life insurance policy upon a termination due to death.

(f)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.1% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2016, and assumes a 1% annual increase in the cost of travel.

American Airlines Group	PROXY STATEMENT	63

Derek J. Kerr

The following table provides the termination and/or change in control benefits payable to Mr. Kerr under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2016, while his Executive Change in Control Agreement was in effect. In April 2017, at his request, Mr. Kerr voluntarily terminated his Executive CIC Agreement and as a result he is no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Qualified Termination following a Change in Control ($)(a)		Death ($)		Disability ($)		Any Other Termination ($)
Compensation:
Base Salary	-	1,214,113		-		-		-
Annual Incentive Award	-	1,517,641	(b)	948,525	(c)	948,525	(c)	-
Acceleration of Unvested RSUs(d)	6,967,174	6,967,174		6,967,174		6,967,174		-
Extended SAR Exercise Period(e)	-	-		-		-		-
Benefits and Perquisites:
Medical Benefits(f)	-	62,528		-		-		-
Life Insurance	-	-		1,500,000	(g)	-		-
Flight Privileges(h)	-	210,231		161,440		210,231		210,231
280G Tax Gross-up(i)	-	-		-		-		-
Total	6,967,174	9,971,687		9,577,139		8,125,930		210,231

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by Mr. Kerr with “good reason” within 24 months following a change in control of AAG.

(b)	Amount represents the greater of (i) two times Mr. Kerr’s target annual incentive award or (ii) his actual incentive award for the immediately preceding year. Amount shown is two times Mr. Kerr’s target annual incentive award under the 2016 STIP.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Kerr under the 2016 STIP.

(d)	Aggregate value of unvested RSUs is calculated at a price of $46.69, the closing price of our Common Stock on December 30, 2016, multiplied by the number of unvested RSUs outstanding under each award.

(e)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Executive Change in Control Agreements allowed for an extension up to 18 months (not beyond the maximum term of the awards) upon a qualified termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for an extension up to three-years (not beyond the maximum term of the awards) for both death and disability.

(f)	Amount reflects the value of 2016 COBRA premiums for group medical, dental and vision coverage for 24 months.

(g)	Amount represents the life insurance proceeds payable to Mr. Kerr’s estate under his life insurance policy upon a termination due to death.

(h)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.1% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2016, and assumes a 1% annual increase in the cost of travel.

(i)	Assumes that Mr. Kerr is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Kerr as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2016, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

64	PROXY STATEMENT	American Airlines Group

Robert D. Isom, Jr.

The following table provides the termination and/or change in control benefits payable to Mr. Isom under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2016, while his Executive Change in Control Agreement was in effect. In April 2017, at his request, Mr. Isom voluntarily terminated his Executive CIC Agreement and as a result he is no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Qualified Termination following a Change in Control ($)(a)		Death ($)		Disability ($)		Any Other Termination ($)
Compensation:
Base Salary	-	1,400,000		-		-		-
Annual Incentive Award	-	2,450,000	(b)	1,176,667	(c)	1,176,667	(c)	-
Acceleration of Unvested RSUs(d)	10,193,734	10,193,734		10,193,734		10,193,734		-
Extended SAR Exercise Period(e)	-	-		-		-		-
Benefits and Perquisites:
Medical Benefits(f)	-	39,992		-		-		-
Life Insurance	-	-		-		-		-
Flight Privileges(g)	-	346,550		266,840		346,550		346,550
280G Tax Gross-up(h)	-	-		-		-		-
Total	10,193,734	14,430,276		11,637,241		11,716,951		346,550

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by Mr. Isom with “good reason” within 24 months following a change in control of AAG.

(b)	Amount represents the greater of (i) two times Mr. Isom’s target annual incentive award or (ii) his actual incentive award for the immediately preceding year. Amount shown is two times Mr. Isom’s target annual incentive award under the 2016 STIP.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Isom under the 2016 STIP.

(d)	Aggregate value of unvested RSUs is calculated at a price of $46.69, the closing price of our Common Stock on December 30, 2016, multiplied by the number of unvested RSUs outstanding under each award.

(e)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Executive Change in Control Agreements allowed for an extension up to 18 months (not beyond the maximum term of the awards) upon a qualified termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for an extension up to three-years (not beyond the maximum term of the awards) for both death and disability.

(f)	Amount reflects the value of 2016 COBRA premiums for group medical, dental and vision coverage for 24 months.

(g)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.1% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2016, and assumes a 1% annual increase in the cost of travel.

(h)	Assumes that Mr. Isom is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Isom as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2016, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

American Airlines Group	PROXY STATEMENT	65

Maya Leibman

The following table provides the termination and/or change in control benefits payable to Ms. Leibman under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2016.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Death ($)		Disability ($)		Any Other Termination ($)
Compensation:
Annual Incentive Award	-	948,525	(a)	948,525	(a)	-
Acceleration of Unvested RSUs(b)	6,524,459	6,524,459		6,524,459		-
Benefits and Perquisites:
Life Insurance	-	-		-		-
Flight Privileges(c)	-	261,643		396,864		396,864
Total	6,524,459	7,734,627		7,869,848		396,864

(a)	Amount represents the amount of the annual incentive award earned by Ms. Leibman under the 2016 STIP.

(b)	Aggregate value of unvested RSUs is calculated at a price of $46.69, the closing price of our Common Stock on December 30, 2016, multiplied by the number of unvested RSUs outstanding under each award.

(c)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.1% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2016, and assumes a 1% annual increase in the cost of travel.

66	PROXY STATEMENT	American Airlines Group

Stephen L. Johnson

The following table provides the termination and/or change in control benefits payable to Mr. Johnson under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2016, while his Executive Change in Control Agreement was in effect. In April 2017, at his request, Mr. Johnson voluntarily terminated his Executive CIC Agreement and as a result he is no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Qualified Termination following a Change in Control ($)(a)		Death ($)		Disability ($)		Any Other Termination ($)
Compensation:
Base Salary	-	1,214,113		-		-		-
Annual Incentive Award	-	1,517,641	(b)	948,525	(c)	948,525	(c)	-
Acceleration of Unvested RSUs(d)	6,967,174	6,967,174		6,967,174		6,967,174		-
Extended SAR Exercise Period(e)	-	-		-		-		-
Benefits and Perquisites:
Medical Benefits(f)	-	39,640		-		-		-
Life Insurance	-	-		-		-		-
Flight Privileges(g)	-	423,292		288,864		423,292		423,292
280G Tax Gross-up(h)	-	-		-		-		-
Total	6,967,174	10,161,860		8,204,563		8,338,991		423,292

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by Mr. Johnson with “good reason” within 24 months following a new change in control of AAG.

(b)	Amount represents the greater of (i) two times Mr. Johnson’s target annual incentive award or (ii) his actual incentive award for the immediately preceding year. Amount shown is two times Mr. Johnson’s target annual incentive award under the 2016 STIP.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Johnson under the 2016 STIP.

(d)	Aggregate value of unvested RSUs is calculated at a price of $46.69, the closing price of our Common Stock on December 30, 2016, multiplied by the number of unvested RSUs outstanding under each award.

(e)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Executive Change in Control Agreements allowed for an extension up to 18 months (not beyond the maximum term of the awards) upon a qualified termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for an extension up to three-years (not beyond the maximum term of the awards) for both death and disability.

(f)	Amount reflects the value of 2016 COBRA premiums for group medical, dental and vision coverage for 24 months.

(g)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.1% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2016, and assumes a 1% annual increase in the cost of travel.

(h)	Assumes that Mr. Johnson is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Johnson as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2016, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

American Airlines Group	PROXY STATEMENT	67

J. Scott Kirby

The following table reflects actual amounts paid or payable to Mr. Kirby in connection with his separation from the Company on August 29, 2016 under his Transition and Separation Agreement.

Executive Benefits and Payments Upon Termination	Termination ($)
Cash Severance(a)	3,850,000
Acceleration of Unvested RSUs(b)	9,576,225
Extended SAR Exercise Period(c)	24,501
Flight Privileges(d)	289,826
Total	13,740,552

(a)	Represents two times the sum of Mr. Kirby’s base salary and target short term incentive under the 2016 STIP payable in a single cash lump sum.

(b)	259,097 RSUs held by Mr. Kirby accelerated as of his termination date, consisting of (i) 157,456 RSUs that otherwise would have vested based solely on continued service through April 2017 or April 2018, as the case may be, (ii) 52,775 RSUs that would have vested in April 2018 based on Company performance achievement of 96%, which constitutes actual performance through June 30, 2016, and continued service through April 2018 and (iii) 48,866 RSUs that would have vested in April 2019 based on Company performance achievement of 87%, which constitutes actual performance through June 30, 2016, and continued service through April 2019. Aggregate value of unvested RSUs is calculated at a price of $36.17, the closing price of our Common Stock on August 29, 2016.

(c)	Amount reflects the incremental aggregate value due to the extension of the exercise period of Mr. Kirby’s SARs to their original expiration date. Assumes (i) a stock price of $36.17, the closing price of our Common Stock on August 29, 2016, on the date of extension; (ii) annual interest rates of .29% at three months and .45% at seven months; (iii) 49.5% volatility over three months and 40.2% volatility over seven months; and (iv) a 1.11% dividend yield.

(d)	Mr. Kirby previously vested into lifetime travel privileges in connection with the merger of US Airways Group and America West. Amount is based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.1% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2016, and assumes a 1% annual increase in the cost of travel.

68	PROXY STATEMENT	American Airlines Group

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued under all of our existing equity compensation plans as of December 31, 2016, which include the following:

•	the AAG 2013 IAP;

•	the 2011 Plan;

•	the 2008 Plan; and

•	the 2005 Plan.

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))
Equity Compensation Plans Approved by Security Holders(a)	5,186,705	-		33,256,154
Equity Compensation Plans Not Approved by Security Holders(b)	2,095,188	13.08	(c)	-	(d)
Total	7,281,893	13.08		33,256,154

(a)	The AAG 2013 IAP was approved by the Bankruptcy Court in connection with the Bankruptcy Plan and further approved by the Board of Directors on December 9, 2013. Under Delaware law, as part of the reorganization the AAG 2013 IAP was deemed to be approved by our stockholders. The AAG 2013 IAP replaces and supersedes the 2011 Plan. No additional awards will be made under the 2011 Plan or the other US Airways Group plans. The AAG 2013 IAP authorizes the grant of awards for the issuance of 40,000,000 shares plus any shares underlying awards granted under the AAG 2013 IAP, or any US Airways Group plan, that are forfeited, terminate or are cash settled (in whole or in part) without a payment being made in the form of shares. In addition, any shares that were available for issuance under the 2011 Plan as of the effective date of the AAG 2013 IAP may be used for awards under the AAG 2013 IAP; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under the 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the Merger. Consists of 5,186,705 RSUs.

(b)	US Airways Group had three equity compensation plans, the 2011 Plan, the 2008 Plan and the 2005 Plan, all three of which were approved by US Airways Group’s stockholders prior to the Merger, but have not been approved by our stockholders. These plans have shares that may become issuable pursuant to the exercise of outstanding options and SARs and the vesting of RSUs. As a result of the Merger, all outstanding equity awards under these plans were converted into awards exercisable for shares of our Common Stock. Consists of 2,082,813 SARs and 12,375 options.

(c)	Represents the weighted average exercise price of the outstanding options and SARs. The weighted average remaining term of these outstanding options and rights is 1.6 years.

(d)	No shares are available for future grant under these plans.

American Airlines Group	PROXY STATEMENT	69

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, none of our directors, officers or greater than 10% beneficial owners failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act.

70	PROXY STATEMENT	American Airlines Group

OTHER MATTERS

Stockholder Proposals

Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the proposal at our principal executive offices no later than January 1, 2018. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2018 annual meeting of stockholders, notice must be delivered no sooner than February 14, 2018 and no later than March 16, 2018. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Additional information with regard to director recommendations or nominations for director candidates can be found on page 15 and we encourage stockholders to review the procedures and deadlines relating thereto before taking action.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2018 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than December 2, 2017 and no later than the close of business on January 1, 2018. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2018 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Annual Report and Available Information

Our Annual Report on Form 10-K for the year ended December 31, 2016 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

American Airlines Group	PROXY STATEMENT	71

ANNEX A

Reconciliation of Certain GAAP to Non-GAAP Financial Information

	2016	2015	% Change
	($) (in millions, except share and per share amounts)
AAG GAAP Pre-tax Income As Reported	4,299	4,616
AAG Pre-tax Special Items(1)	772	1,674
AAG Pre-tax Income Excluding Special Items	5,071	6,290	-19%

(1)	For a detailed description of the AAG Pre-tax Special Items, refer to pages 98-99 of AAG’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 22, 2017.

American Airlines Group	PROXY STATEMENT	A-1

AMERICAN AIRLINES GROUP INC.
4333 AMON CARTER BLVD.
FORT WORTH, TX 76155
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the cut-off date or the day before the date of the 2017 Annual Meeting of Stockholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the
Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time on the cut-off date or the day before the date of the
2017 Annual Meeting of Stockholders. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E28777-P87994-Z69526 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
AMERICAN AIRLINES GROUP INC.
The Board of Directors recommends you vote FOR the following proposals, all of which are proposed by American Airlines Group Inc.:
1. A proposal to elect 13 directors to serve until the 2018 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and qualified. For Against Abstain
Nominees are:
1a. James F. Albaugh ! ! ! For Against Abstain
1b. Jeffrey D. Benjamin ! ! ! 2. A proposal to ratify the appointment of KPMG LLP as the independent ! ! !
registered public accounting firm of American Airlines Group Inc. for the fiscal year ending December 31, 2017.
1c. John T. Cahill ! ! !
3. A proposal to consider and approve, on a non-binding, advisory
1d. Michael J. Embler ! ! ! basis, executive compensation of American Airlines Group Inc. as ! ! !
disclosed in the proxy statement.
1e. Matthew J. Hart ! ! ! The Board of Directors recommends you vote 1 YEAR 1 Year 2 Years 3 Years Abstain on the following proposal, which is proposed by
American Airlines Group Inc.:
1f. Alberto Ibargüen ! ! ! 4. A proposal to consider and approve, on a ! ! ! !
non-binding, advisory basis, the frequency of the
advisory vote to approve executive compensation
1g. Richard C. Kraemer ! ! ! of American Airlines Group Inc.
1h. Susan D. Kronick ! ! ! The Board of Directors recommends you vote AGAINST the For Against Abstain following stockholder proposal:
1i. Martin H. Nesbitt ! ! ! 5. A stockholder proposal regarding an independent Board Chairman. ! ! !
1j. Denise M. O’Leary ! ! ! If any other matters properly come before the 2017 Annual Meeting of Stockholders or any adjournments or postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors of
1k. W. Douglas Parker ! ! ! American Airlines Group Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2017 Annual Meeting of Stockholders.
1l. Ray M. Robinson ! ! ! For address changes and/or comments, please check this box and write !
them on the back where indicated.
1m. Richard P. Schifter ! ! ! Please indicate if you plan to attend this meeting. ! !
Yes No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners)
Date
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ADMISSION TICKET
American Airlines Group Inc.
2017 ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 14, 2017
9:00 a.m. local time
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
This admission ticket admits only the named stockholder.
Directions to Latham & Watkins LLP:
Latham & Watkins LLP is located at 885 Third Avenue, New York, New York 10022. This address is on Third Avenue between 53rd and 54th Streets. If arriving by taxi from any location, provide instruction to go to 53rd Street and Third Avenue to make the destination clear.
From Subway: The nearest subway stop to Latham & Watkins is the E or M train (Lexington Ave/53rd Street Station) or the #6 train (51st Street Station).
From Rail/Bus Station:
From Penn Station or Port Authority Bus Terminal: Take the E train uptown and get off at Lexington Avenue/53rd Street. Penn Station is where you would arrive if you were traveling on Amtrak.
From Grand Central Terminal: Take the #6 train uptown and get off at 51st Street.
Note: If you plan on attending the 2017 Annual Meeting of Stockholders in person, please bring, in addition to this admission ticket, a proper form of identification. The use of video or still photography at the 2017 Annual Meeting of Stockholders is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. If you plan to attend the 2017 Annual Meeting of Stockholders and require special assistance, please contact Caroline Ray at 817-931-2321 to request any listening or visual aid devices by June 2, 2017.
Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders:
The Notice, Proxy Statement, Form of Proxy and Annual Report are available at www.proxyvote.com.
E28778-P87994-Z69526
AMERICAN AIRLINES GROUP INC.
4333 AMON CARTER BLVD.
FORT WORTH, TX 76155
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 14, 2017
Proxy Solicited by the Board of Directors for the 2017 Annual Meeting of Stockholders to be held on June 14, 2017.
The undersigned hereby appoints W. Douglas Parker and Stephen L. Johnson, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of American Airlines Group Inc. that the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of American Airlines Group Inc., to be held at Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 on Wednesday, June 14, 2017, at 9:00 a.m., local time, and at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT STATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “1 YEAR” ON PROPOSAL 4 AND “AGAINST” PROPOSAL 5. ANY ADDITIONAL BUSINESS AS MAY PROPERLY COME BEFORE THE 2017 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 pm, Eastern Time, on June 13, 2017. Employees/Participants Holding Shares of American Airlines Group Inc. common stock under the Envoy Air Inc. 401(k) Plan: This card also constitutes your voting instructions to the appointed investment manager for those shares held in the 401(k) plan. If the investment manager receives timely voting instructions from you, it will vote your American Airlines Group Inc. shares held in the 401(k) plan as you have instructed. In order for your vote to be counted, your voting instructions must be received by 11:59 pm, Eastern Time, on June 11, 2017.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
V.1.1